STATEMENT OF ADDITIONAL INFORMATION

SHARE CLASSES: Class K (formerly Class C) | Class I | Class M | Founders

Forum Real Estate Income Fund

Principal Executive Offices
240 Saint Paul Street, Suite 400
Denver, CO 80206

April 30, 2025, as supplemented June 30, 2025

This Statement of Additional Information (“SAI”) is not a prospectus. This SAI should be read in conjunction with the prospectus of Forum Real Estate Income Fund (the “Fund”) dated April 30, 2025, as supplemented June 30, 2025. This SAI does not include all information that a prospective investor should consider before purchasing the Fund’s securities.

You should obtain and read the prospectus prior to purchasing any of the Fund’s securities. A copy of the prospectus may be obtained without charge by calling the Fund at 303-501-8804, by email to investorrelations@forumig.com or by visiting www.freif.com. Information on the website is not incorporated herein by reference. The Fund’s filings with the SEC also are available to the public on the SEC’s website at www.sec.gov. Copies of these filings may be obtained, after paying a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street NE, Washington, D.C. 20549.

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-i

GENERAL INFORMATION AND HISTORY

The Fund was organized as a Delaware statutory trust on April 5, 2021. The Fund is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) as a non-diversified closed-end investment management company that is operated as an interval fund. The Fund has elected to be taxed as a REIT under the Internal Revenue Code of 1986 (the “Code”). The Fund commenced operations on May 3, 2021.

The Fund offers four separate classes (each a “Class”) of shares of beneficial interest (“Shares”) designated as Class K Shares (formerly Class C Shares), Class I Shares, Class M Shares, and Founders Shares. Each Class of Shares is subject to different fees and expenses. The Fund may offer additional classes of Shares in the future.

The Fund previously offered Shares in a private offering (the “Private Offering”) available only to accredited investors in reliance on an exemption from registration provided by Regulation D promulgated under the Securities Act of 1933, as amended. Prior to the Private Offering, Forum Integrated Income Fund I, L.P., a private fund relying on an exemption from registration under section 3(c)(7) of the Investment Company Act (the “Predecessor Fund”) reorganized with and transferred all of its portfolio securities into the Fund in return for Shares of the Fund (the “Reorganization”). The Predecessor Fund distributed the Shares obtained in the Reorganization to limited partners (“LPs”) in the Predecessor Fund, with each LP receiving Shares equal in value to the value of their holdings in the Predecessor Fund immediately prior to the Reorganization. Thereafter, the Predecessor Fund ceased operations and was dissolved under state law. The Predecessor Fund had an investment objective, investment strategies and investment policies, guidelines and restrictions that were, in all material respects, equivalent to those of the Fund. The Fund has the same investment adviser as the Predecessor Fund. The Predecessor Fund was a private fund relying on an exemption from registration under section 3(c)(7) of the Investment Company Act.

The investment objective and principal investment strategies of the Fund, as well as the principal risks associated with the Fund’s investment strategies, are set forth in the prospectus. Certain additional investment information is set forth below. Each Share is entitled to one vote on all matters as to which Shares are entitled to vote. In addition, each Share is entitled to participate, on a class-specific basis, equally with other Shares (i) in dividends and distributions declared by the Fund and (ii) on liquidation to its proportionate share of the assets remaining after satisfaction of outstanding liabilities. Shares of the Fund are fully paid, non-assessable and fully transferable when issued and have no pre-emptive, conversion or exchange rights. Fractional shares have proportionately the same rights, including voting rights, as are provided for a full Share.

Each Class of Shares represents an interest in the same assets of the Fund, has the same rights and is identical in all material respects except that (i) each Class of Shares may be subject to different (or no) sales loads, (ii) each Class of Shares may bear different (or no) distribution and shareholder servicing fees; (iii) each Class of Shares may have different shareholder features, such as minimum investment amounts; (iv) certain other class-specific expenses will be borne solely by the Class to which such expenses are attributable, including transfer agent fees attributable to a specific Class of Shares, printing and postage expenses related to preparing and distributing materials to current Shareholders of a specific Class, registration fees paid by a specific Class of Shares, the expenses of administrative personnel and services required to support the Shareholders of a specific Class, litigation or other legal expenses relating to a Class of Shares, trustees’ fees or expenses paid as a result of issues relating to a specific Class of Shares and accounting fees and expenses relating to a specific Class of Shares; and (v) each Class has exclusive voting rights with respect to matters relating to its own distribution arrangements. The Board may classify and reclassify the Shares of the Fund into additional Classes of Shares at a future date.

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-1

INVESTMENT OBJECTIVE AND POLICIES

The Fund’s investment objective and principal investment strategies, as well as the principal investment risks associated with the Fund’s investment strategies, are set forth in the Prospectus. The following discussion provides additional information about those principal investment strategies and related risks, as well as information about other investment strategies that the Fund may utilize and related risks that may apply to the Fund, even though they are not considered to be “principal” investment strategies or risks of the Fund. Accordingly, an investment strategy and related risk that is described below, but which is not described in the Prospectus, should not be considered to be a principal investment strategy or principal risk.

Investment Objectives

The Fund’s primary objectives are to seek to maximize current income and preserve investor capital, with a secondary focus on long-term capital appreciation. There can be no assurance the Fund will meet its investment objectives. The Fund’s investment objective is non-fundamental and may be changed by the Board without Shareholder approval. Shareholders will, however, receive at least 60 days’ prior notice of any change to the Fund’s investment objective.

Fundamental Policies

The Fund’s stated fundamental policies, which may only be changed by the affirmative vote of a majority of the outstanding voting securities of the Fund (the Shares), are listed below. For the purposes of this SAI, “majority of the outstanding voting securities of the Fund” means the vote, at an annual or special meeting of Shareholders, duly called, (a) of 67% or more of the Shares present at such meeting, if the holders of more than 50% of the outstanding Shares are present or represented by proxy; or (b) of more than 50% of the outstanding Shares, whichever is less. The Fund may not:

(1)     borrow money, except to the extent permitted by the Investment Company Act (which currently limits borrowing to no more than 33⅓% of the value of the Fund’s total assets, including the value of the assets purchased with the proceeds of its indebtedness, if any). The Fund may borrow for investment purposes, for temporary liquidity, or to finance repurchases of its Shares.

(2)    issue senior securities, except to the extent permitted by Section 18 of the Investment Company Act (which currently limits the issuance of a class of senior securities’ that is indebtedness to no more than 33⅓% of the value of the Fund’s total assets or, if the class of senior security is stock, to no more than 50% of the value of the Fund’s total assets).

(3)     purchase securities on margin, but may sell securities short and write call options.

(4)    underwrite securities of other issuers, except insofar as the Fund may be deemed an underwriter under the Securities Act in connection with the disposition of its portfolio securities. The Fund may invest in restricted securities (those that must be registered under the Securities Act before they may be offered or sold to the public) to the extent permitted by the Investment Company Act.

(5)     invest more than 25% of the value of its total assets in the securities of companies or entities engaged in any one industry, or group of industries, except the real estate industry. This limitation does not apply to investment in the securities of the U.S. Government, its agencies or instrumentalities. The Fund invests over 25% of its assets in the securities of companies or entities in the real estate industry.

(6)     purchase or sell commodities, commodity contracts, including commodity futures contracts, unless acquired as a result of ownership of securities or other investments, except that the Fund may invest in securities or other instruments backed by or linked to commodities, and invest in companies that are engaged in a commodities business or have a significant portion of their assets in commodities, and may invest in commodity pools and other entities that purchase and sell commodities and commodity contracts.

(7)     lend money or other assets except to the extent permitted by (i) the Investment Company Act, or interpretations or modifications by the Securities and Exchange Commission (“SEC”), its staff or other authority with appropriate jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority.

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In addition, the Fund has adopted the following fundamental policies with respect to repurchase offers, which may not be changed without the approval of the holders of a majority of the Fund’s outstanding voting securities:

(a)     The Fund will make quarterly repurchase offers pursuant to Rule 23c-3 under the Investment Company Act, as amended from time to time, subject to any regulatory guidance or interpretations of, or any exemptive order or other relief issued by the SEC or any successor organization or their staff under, such rule.

(b)     The Fund will repurchase Shares that are tendered by a specific date, which will be established by the Board of Trustees of the Fund in accordance with Rule 23c-3 under the Investment Company Act, as amended from time to time, subject to any regulatory guidance or interpretations of, or any exemptive order or other relief issued by the SEC or any successor organization or their staff under, such rule.

(c)     The date on which the NAV per Share applicable to a repurchase offer is calculated will occur no later than 14 days after the repurchase request deadline (or the next business day if the 14th calendar day is not a business day).

Consistent with its election to qualify as a REIT, the Fund may invest in real estate or interests in real estate, securities that are secured by or represent interests in real estate (e.g. mortgage loans evidenced by notes or other writings defined to be a type of security), mortgage-related securities, investment funds that invest in real estate through entities that may qualify as REITs, or in companies engaged in the real estate business or that have a significant portion of their assets in real estate (including REITs).

Non-Fundamental Policies

The following is an additional investment limitation of the Fund and may be changed by the Board without Shareholder approval:

80% Investment Policy.    The Fund has adopted a policy to, under normal circumstances, invest at least 80% of its assets (defined as net assets plus the amount of any borrowing for investment purposes) in a portfolio of commercial real estate loans and other real estate related investments located in the United States. “Real estate related investments” include, but are not limited to, agency and non-agency commercial mortgage-backed securities (“CMBS”), commercial real estate collateralized loan obligations (“CRE CLOs”), preferred equity issued by real estate investment trusts or companies that develop, own and operate commercial real estate assets, mezzanine loans backed by commercial real estate assets, and securities issued by publicly-traded real estate investment trusts. To a lesser extent, the Fund may invest directly in commercial real estate. The categories of commercial real estate underlying the Fund’s investments include, but are not limited to, multifamily, industrial, mixed use, hospitality, office, and retail. The Fund may invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. There are no limits on the Fund’s investments in below investment grade securities.

The Fund’s 80% policy may be changed by the Board without Shareholder approval. Shareholders of the Fund will, however, receive at least 60 days’ prior notice of any change in the Fund’s 80% investment policy. The notice will be provided in a separate written document containing the following, or similar, statement, in boldface type: “Important Notice Regarding Change in Investment Policy.” The statement will also appear on the envelope in which the notice is delivered, unless the notice is delivered separately from other communications to the Shareholder.

If a restriction on the Fund’s investments is adhered to at the time an investment is made, a subsequent change in the percentage of Fund assets invested in certain securities or other instruments, or change in average duration of the Fund’s investment portfolio, resulting from changes in the value of a Fund’s total assets, will not be considered a violation of the restriction; provided, however, that the asset coverage requirement applicable to borrowings shall be maintained in the manner contemplated by applicable law.

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-3

Securities Lending

Although the Fund does not currently intend to engage in securities lending, it may do so in the future. Prior to engaging in securities lending, the Fund will enter into securities lending agreements. Once the Fund enters into such agreements, it may lend its portfolio securities in an amount not exceeding one-third of its total assets to financial institutions such as banks and brokers if the loan is collateralized in accordance with applicable regulations. Under the present regulatory requirements which govern loans of portfolio securities, the loan collateral must, on each business day, at least equal the value of the loaned securities and must consist of cash, letters of credit of domestic banks or domestic branches of foreign banks, or securities of the U.S. Government or its agencies. To be acceptable as collateral, letters of credit must obligate a bank to pay amounts demanded by the Fund if the demand meets the terms of the letter. Such terms and the issuing bank would have to be satisfactory to the Fund. Any loan might be secured by any one or more of the three types of collateral. The Fund’s Board has a fiduciary obligation to recall a loan in time to vote proxies if it has knowledge that a vote concerning a material event regarding the securities will occur. As such, the terms of the Fund’s loans must permit the Fund to reacquire loaned securities on five (5) days’ notice or in time to vote on any material matter and must meet certain tests under the Code.

The primary risk in securities lending is a default by the borrower during a sharp rise in price of the borrowed security resulting in a deficiency in the collateral posted by the borrower. The Fund will seek to minimize this risk by requiring that the value of the securities loaned be computed each day and additional collateral be furnished each day if required. In addition, the Fund is exposed to the risk of delay in recovery of the loaned securities or possible loss of rights in the collateral should the borrower become insolvent. As well, all investments made with the collateral received are subject to the risks associated with such investments. If such investments lose value, the Fund will have to cover the loss when repaying the collateral.

The costs of securities lending do not appear in the Fund’s fee table and the Fund bears the entire risk of loss on any reinvested collateral received in connection with securities lending.

Certain Portfolio Securities and Other Operating Policies

As discussed in the prospectus, under normal circumstances, the Fund intends to achieve its objectives by acquiring commercial real estate debt instruments, including, but not limited to, subordinated mortgages, mezzanine loans, senior mortgages and CMBS, as well as equity securities, preferred securities, loan and equity participations, REMICs, and directly in real estate.

Real estate-related debt investments may be held through wholly owned subsidiaries or joint ventures, or involve co-investment transactions, certain of which may be joint transactions with the Fund’s affiliates. The Fund, Forum Capital Advisors LLC (the “Adviser”), and certain other funds affiliated with the Adviser have been granted exemptive relief by the SEC that enables the Fund to engage in certain co-investment transactions with its affiliates. The exemptive relief is subject to certain conditions, such as that co-investments be made in a manner consistent with the Fund’s investment objectives, positions, policies, strategies and restrictions, as well as regulatory requirements, and are allocated fairly among participants.

No assurance can be given that any or all investment strategies, or the Fund’s investment program, will be successful. Although the Fund is a “non-diversified” investment company within the meaning of the Investment Company Act, the Adviser believes the Fund will achieve diversification by investing across real estate asset classes, property types, positions in the capital stack and geographic locations. The real estate underlying the Fund’s investments will be located in the United States.

The Fund’s investment adviser is Forum Capital Advisors LLC a Delaware limited liability company, an investment adviser registered with the SEC under the Advisers Act. The Adviser has engaged Nuveen Asset Management, LLC to act as the Fund’s non-discretionary sub-adviser (the “Sub-Adviser”), and the Fund’s administrator is UMB Fund Services, Inc. (the “Administrator”). The Adviser is responsible for overseeing the management of the Fund’s activities, including investment strategies, investment goals, asset allocation, leverage limitations, reporting requirements and other guidelines in addition to the general monitoring of the Fund’s portfolio, subject to the oversight of the Board. The Adviser has sole discretion to

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make all investments. The Sub-Adviser will assist the Adviser in identifying and evaluating potential investments for the Fund and participate in ongoing diligence and monitoring of the Fund’s investments. See “Risk Factors — Risks Related to Conflicts of Interest” in the prospectus. The Sub-Adviser and any other sub-adviser retained by the Adviser will be paid by the Adviser. The Adviser is responsible for allocating the Fund’s assets among various securities using its investment strategies, subject to policies adopted by the Board. Additional information regarding the types of securities and financial instruments is set forth below.

Money Market Instruments

The Fund may invest, for defensive or diversification purposes or otherwise, some or all of its assets in high quality fixed-income securities, money market instruments, and money market mutual funds, or hold cash or cash equivalents in such amounts as the Fund or the Adviser deem appropriate under the circumstances. Pending allocation of the proceeds of this offering and thereafter, from time to time, the Fund also may invest in these instruments and other investment vehicles. Money market instruments are high quality, short-term fixed-income obligations, which generally have remaining maturities of one year or less, and may include U.S. government securities, commercial paper, certificates of deposit and bankers’ acceptances issued by domestic branches of U.S. banks that are members of the Federal Deposit Insurance Corporation, and repurchase agreements.

Derivatives

Subject to the Fund’s intent to generate real-estate related gross income that qualifies for purposes of the Code provisions applicable to REITs, the Fund may engage in transactions involving options and futures and other derivative financial instruments. Derivatives can be volatile and involve various types and degrees of risk. By using derivatives, the Fund may be permitted to increase or decrease the level of risk, or change the character of the risk, to which the portfolio is exposed.

A small investment in derivatives could have a substantial impact on the Fund’s performance. The market for many derivatives is, or suddenly can become, illiquid. Changes in liquidity may result in significant and rapid changes in the prices for derivatives. If the Fund were to invest in derivatives at an inopportune time, or the Adviser evaluates market conditions incorrectly, the Fund’s derivative investment could negatively impact the Fund’s return, or result in a loss. In addition, the Fund could experience a loss if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

Non-Diversified Status

Because the Fund is “non-diversified” under the Investment Company Act, it is subject only to certain federal tax asset requirements for REIT qualification.

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-5

REPURCHASES AND TRANSFERS OF SHARES

Repurchase Offers

The Board has adopted a resolution setting forth the Fund’s fundamental policy that it will conduct quarterly repurchase offers (the “Repurchase Offer Policy”). The Repurchase Offer Policy sets the interval between each repurchase offer at one quarter and provides that the Fund shall conduct a repurchase offer each quarter (unless suspended or postponed in accordance with regulatory requirements). The Fund’s Repurchase Offer Policy is fundamental and cannot be changed without Shareholder approval. The Fund may, for the purpose of paying for repurchased Shares, be required to liquidate portfolio holdings earlier than the Adviser would otherwise have liquidated these holdings. Such liquidations may result in losses and may increase the Fund’s portfolio turnover.

Repurchase Offer Policy Summary of Terms

The Fund will make repurchase offers at periodic intervals pursuant to Rule 23c-3 under the Investment Company Act, as that Rule may be amended from time to time. Rule 23c-3 establishes requirements that closed-end funds must follow when making repurchase offers to their Shareholders.

•       The repurchase offers will be made in March, June, September, and December of each year.

•       The Fund will send a repurchase offer to Shareholders no less than 21 days and no more than 42 days before a date specified by the Fund in the repurchase offer by which Shareholders can tender their Shares in response to such repurchase offer (the “Repurchase Request Deadline”). The Fund must receive repurchase requests submitted by Shareholders in response to the Fund’s repurchase offer on or before the Repurchase Request Deadline (or the preceding business day if the New York Stock Exchange is closed on that day).

•       The maximum time between the Repurchase Request Deadline and the next date on which the Fund determines the NAV applicable to the purchase of Shares (the “Repurchase Pricing Date”) is 14 calendar days (or the next business day if the 14th day is not a business day).

The Fund may not condition a repurchase offer upon the tender of any minimum amount of Shares. The Fund may deduct from the repurchase proceeds only a repurchase fee that is paid to the Fund and that is reasonably intended to compensate the Fund for expenses directly related to the repurchase. The repurchase fee may not exceed 2.00% of the proceeds. However, the Fund does not currently charge a repurchase fee. The Fund may rely on Rule 23c-3 only so long as the Board satisfies the governance standards defined in Rule 0-1(a)(7) under the Investment Company Act.

Procedures

All periodic repurchase offers must comply with the following procedures:

Repurchase Offer Amount.    Each quarter, the Fund may offer to repurchase at least 5% and no more than 25% of the outstanding Shares of the Fund on the Repurchase Request Deadline (the “Repurchase Offer Amount”). The Board shall determine the quarterly Repurchase Offer Amount.

Shareholder Notification.    No less than 21 days and no more than 42 days before each Repurchase Request Deadline, the Fund shall send to each Shareholder of record and to each beneficial owner of the Shares that are the subject of the repurchase offer a Shareholder Notification providing the following information:

•       A statement that the Fund is offering to repurchase its Shares from Shareholders at NAV;

•       Any fees applicable to such repurchase, if any;

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•       The Repurchase Offer Amount;

•       The dates of the Repurchase Request Deadline, Repurchase Pricing Date, and the date by which the Fund must pay Shareholders for any Shares repurchased (which shall not be more than seven (7) days after the Repurchase Pricing Date);

•       The risk of fluctuation in NAV between the Repurchase Request Deadline and the Repurchase Pricing Date, and the possibility that the Fund may use an earlier Repurchase Pricing Date;

•       The procedures for Shareholders to request repurchase of their Shares and the right of Shareholders to withdraw or modify their repurchase requests until the Repurchase Request Deadline;

•       The procedures under which the Fund may repurchase such Shares on a pro rata basis if Shareholders tender more than the Repurchase Offer Amount;

•       The circumstances in which the Fund may suspend or postpone a repurchase offer;

•       The NAV of the Shares computed no more than seven (7) days before the date of the notification and the process through which Shareholders may learn the NAV thereafter; and

•       The market price, if any, of the Shares on the date on which such NAV was computed, and the means by which Shareholders may ascertain the market price thereafter.

The Fund must file Form N-23c-3 (“Notification of Repurchase Offer”) and three copies of the Shareholder Notification with the SEC within three (3) business days after sending the notification to Shareholders.

Notification of Beneficial Owners.    Where the Fund knows that Shares subject to a repurchase offer are held of record by a broker, dealer, voting trustee, bank, association or other entity that exercises fiduciary powers in nominee name or otherwise, the Fund must follow the procedures for transmitting materials to beneficial owners of securities that are set forth in Rule 14a-13 under the Securities Exchange Act of 1934.

Repurchase Requests.    Repurchase requests must be submitted by Shareholders by the Repurchase Request Deadline. The Fund shall permit repurchase requests to be withdrawn or modified at any time until the Repurchase Request Deadline, but shall not permit repurchase requests to be withdrawn or modified after the Repurchase Request Deadline.

Repurchase Requests in Excess of the Repurchase Offer Amount.    If Shareholders tender more than the Repurchase Offer Amount, the Fund may, but is not required to, repurchase an additional amount of Shares up to, but not to exceed, 2.00% of the outstanding Shares of the Fund on the Repurchase Request Deadline. If the Fund determines not to repurchase more than the Repurchase Offer Amount, or if Shareholders tender Shares in an amount exceeding the Repurchase Offer Amount plus the additional amount of Shares repurchased at the Fund’s discretion (up to 2.00% of the outstanding Shares) on the Repurchase Request Deadline, the Fund shall repurchase the Shares tendered on a pro rata basis. This policy, however, does not prohibit the Fund from:

•       Accepting all repurchase requests by persons who own, beneficially or of record, an aggregate of not more than 100 Shares and who tender all of their stock for repurchase, before prorating shares tendered by others; or

•       Accepting by lot Shares tendered by Shareholders who request repurchase of all Shares held by them and who, when tendering their Shares, elect to have either (i) all or none or (ii) at least a minimum amount or none accepted, if the Fund first accepts all Shares tendered by Shareholders who do not make this election.

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Suspension or Postponement of Repurchase Offers.    The Fund shall not suspend or postpone a repurchase offer except pursuant to a vote of a majority of the Board, including a majority of the Independent Directors (as defined below), and only:

•       If the repurchase would cause the Fund to lose its tax status as a REIT under Subchapter M of the Code;

•       If the repurchase would cause the Shares that are the subject of the offer that are either listed on a national securities exchange or quoted in an inter-dealer quotation system of a national securities association to be neither listed on any national securities exchange nor quoted on any inter-dealer quotation system of a national securities association;

•       For any period during which the New York Stock Exchange or any other market in which the securities owned by the Fund are principally traded is closed, other than customary week-end and holiday closings, or during which trading in such market is restricted;

•       For any period during which an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Fund fairly to determine the value of its net assets; or

•       For such other periods as the SEC may by order permit for the protection of Shareholders of the Fund.

If a repurchase offer is suspended or postponed, the Fund shall provide notice to Shareholders of such suspension or postponement. If the Fund renews the repurchase offer, the Fund shall send a new Shareholder Notification to Shareholders.

Computing NAV.    The Fund’s current NAV shall be computed no less frequently than weekly, and daily on the five (5) business days preceding a Repurchase Request Deadline, on such days and at such specific time or times during the day as set by the Board. Currently, the Board has determined that the Fund’s NAV shall be determined daily following the close of the New York Stock Exchange. The Fund’s NAV need not be calculated on:

•       Days on which changes in the value of the Fund’s portfolio securities will not materially affect the current NAV of the Shares;

•       Days during which no order to purchase Shares is received, other than days when the NAV would otherwise be computed; or

•       Customary national, local, and regional business holidays described or listed in the Prospectus.

Liquidity Requirements.    From the time the Fund sends a Shareholder Notification to Shareholders until the Repurchase Pricing Date, a percentage of the Fund’s assets equal to at least 100% of the Repurchase Offer Amount (the “Liquidity Amount”) shall consist of access to a line of credit and/or assets that individually can be sold or disposed of in the ordinary course of business, at approximately the price at which the Fund has valued the investment, within a period equal to the period between a Repurchase Request Deadline and the Repurchase Payment Deadline, or of assets that mature by the next Repurchase Payment Deadline. This requirement means that individual assets must be salable under these circumstances. It does not require that the entire Liquidity Amount must be salable. In the event that the Fund’s assets fail to comply with this requirement, the Board shall cause the Fund to take such action as it deems appropriate to ensure compliance. The Board has approved a policy and procedures that are reasonably designed to ensure that the Fund’s portfolio assets are sufficiently liquid so that the Fund can comply with its fundamental policy on repurchases and comply with the liquidity requirements in the preceding paragraph.

Registration Statement Disclosure.    The Fund’s Registration Statement must disclose its intention to make or consider making such repurchase offers.

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Annual Report Disclosure.    The Fund shall include in its annual report to Shareholders the following:

•       Disclosure of its fundamental policy regarding periodic repurchase offers.

•       Disclosure regarding repurchase offers by the Fund during the period covered by the annual report, which disclosure shall include: (a) the number of repurchase offers, (b) the Repurchase Offer Amount and the amount tendered in each repurchase offer, and (c) the extent to which in any repurchase offer the Fund repurchased Shares pursuant to the procedures described above.

Advertising.    The Fund, or any underwriter for the Fund, must comply, as if the Fund were an open-end investment company, with the provisions of Section 24(b) of the Investment Company Act and the rules thereunder with respect to any advertisement, pamphlet, circular, form letter, or other sales literature addressed to or intended for distribution to prospective investors.

Involuntary Repurchases

The Fund may, at any time, when consistent with the requirements of the Fund’s Declaration of Trust and By-Laws and the provisions of the Investment Company Act and the rules thereunder, including Rule 23c-3, repurchase or redeem at NAV the Shares of a Shareholder, or any person acquiring Shares from or through a Shareholder, without consent or other action by the Shareholder or other person if the Fund determines that:

•       the Shares have been transferred in violation of the Fund’s Declaration of Trust and By-Laws or have vested in any person by operation of law as the result of the death, dissolution, bankruptcy, incompetency or “qualifying disability” (as such term is defined in Section 72(m)(7) of the Code) of a Shareholder;

•       ownership of the Shares by a Shareholder or other person is likely to cause the Fund to be in violation of, require registration of any Shares under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

•       continued ownership of the Shares by a Shareholder may be harmful or injurious to the business or reputation of the Fund, the Board, the Adviser or any of its affiliates, or may subject the Fund or any Shareholder to an undue risk of adverse tax or other fiscal or regulatory consequences;

•       any of the representations and warranties made by a Shareholder or other person in connection with the acquisition of the Shares was not true when made or has ceased to be true;

•       the Shareholder owns Shares having an aggregate NAV less than an amount determined from time to time by the Board;

•       the Shareholder is subject to special regulatory or compliance requirements, such as those imposed by the U.S. Bank Holding Company Act of 1956, as amended, certain Federal Communications Commission regulations, or Employee Retirement Income Security Act of 1974, as amended (collectively, “Special Laws or Regulations”), and the Fund determines that the Shareholder is likely to be subject to additional regulatory or compliance requirements under these Special Laws or Regulations by virtue of continuing to hold any Shares; or

•       it would be in the best interests of the Fund for the Fund to repurchase the Shares.

The Adviser may tender for repurchase in connection with any repurchase offer made by the Fund for Shares that it holds in its capacity as a Shareholder.

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MANAGEMENT OF THE FUND

Trustees and Officers

The Board is responsible for the overall management of the Fund, including supervision of the duties performed by the Adviser, adopting the investment and other policies of the Fund, electing and replacing officers and selecting and supervising the Adviser. The Board consists of four Trustees, including three Independent Trustees.

The name and business address of the Trustees and officers of the Fund and their principal occupations and other affiliations during the past five (5) years, as well as a description of the responsibilities of the various committees of the Board, are set forth below.

The Board has overall responsibility to manage and control the business affairs of the Fund, including the complete and exclusive authority to oversee and to establish policies regarding the management, conduct and operation of the Fund’s business. The Board exercises the same powers, authority and responsibilities on behalf of the Fund as are customarily exercised by the board of trustees of a registered investment company. The business of the Fund is managed under the direction of the Board, in accordance with the Declaration of Trust and the Bylaws (together, the “Governing Documents”), each as amended from time to time, which have been filed with the SEC and are available upon request. Pursuant to the Governing Documents of the Fund, the Board shall elect officers including a President, a Vice-President, a Secretary, a Treasurer, an Assistant Treasurer, and a Chief Compliance Officer. The Board retains the power to conduct, operate and carry on the business of the Fund and has the power to incur and pay any expenses, which, in the opinion of the Board, are necessary or incidental to carry out any of the Fund’s purposes.

Board Leadership Structure.    Darren Fisk is the Chairman of the Board. Under the Declaration of Trust and Bylaws, the Chairman of the Board is responsible for (a) presiding at Board meetings, (b) calling special meetings on an as-needed basis, (c) execution and administration of Fund policies, including (i) setting the agendas for Board meetings and (ii) providing information to Board members in advance of each Board meeting and between Board meetings. The Board has designated Brien Biondi as the Lead Independent Trustee. As Lead Independent Trustee, Mr. Biondi is responsible for coordinating the activities of the other Independent Trustees and for such other duties as are assigned, from time to time, by our Board. Additionally, under certain Investment Company Act governance guidelines that apply to the Fund, the Independent Trustees will meet in executive session at least quarterly.

Mr. Fisk has been deemed by the Board to be an interested person of the Fund by virtue of his ownership interests in and senior management roles at the Adviser and/or its affiliates. The Independent Trustees have also appointed a Lead Independent Trustee and believe that this leadership structure is appropriate in light of the potential conflicts of interest that could arise from these relationships. The Board has determined that an interested Chairman is appropriate and benefits Shareholders because an interested Chairman has a personal and professional stake in the quality and continuity of services provided to the Fund.

Board Risk Oversight.    The Board has a standing independent Audit Committee with a separate chair. The Board is responsible for overseeing risk management, and the full Board regularly engages in discussions of risk management and receives compliance reports that inform its oversight of risk management from its Chief Compliance Officer at quarterly meetings and on an ad hoc basis, when and if necessary. The Audit Committee considers financial and reporting risk within its area of responsibilities. Generally, the Board believes that its oversight of material risks is adequately maintained through the compliance-reporting chain where the Chief Compliance Officer is the primary recipient and communicator of such risk-related information.

Trustee and Officer Qualifications

Following is a list of the Trustees and executive officers of the Fund and their principal occupation over the last five (5) years. Unless otherwise noted, the address of each Trustee and Officer is: c/o Forum Capital Advisors LLC, 240 Saint Paul Street, Suite 400, Denver, Colorado 80206.

S-10	FORUM REAL ESTATE INCOME FUND

Independent Trustees

Name, Year of Birth	Position/Term of Office*	Principal Occupation During the Past Five Years	Number of Portfolios in Fund Complex** Overseen by Trustee	Other Directorships held by Trustee During Last Five Years
Brien Biondi (1962)	Lead Independent Trustee (Since 2022)	Chief Executive Officer, Campden Wealth, North America & The Institute for Private Investors (2016 – Present); Chief Executive Officer and Founder, The Biondi Group (2011 – Present).	1	Primark Meketa Private Equity Investments Trust; Meketa Infrastructure Fund; Forum Multifamily Real Estate Investment Trust, Inc.
Julie Cooling (1972)	Independent Trustee (Since 2022)	Founder and Chief Executive Officer, RIA Channel, LLC (2005 – present).	1	N/A
Jay Hummel (1979)	Independent Trustee (Since 2025)	Co-Founder and Chief Executive Officer of Wealth Advisor Growth Network (2019 – present) and AiK2 Insurance Services (2021 – present).	1	Forum Multifamily Real Estate Investment Trust, Inc.; Compass CFO Solutions (2020 to 2021).
Interested Trustee
Darren Fisk (1974)	Chairman, Chief Executive Officer, and Interested Trustee (Since 2021)	Founder and Chief Executive Officer of Forum Capital Advisors LLC (2018 – Present); Founder and Chief Executive Officer of Forum Real Estate Group (2007 – Present).	1

Brien Biondi is a certified public accountant with a Masters of Business Administration. Since 2016, he has served as the Chief Executive Officer of Campden Wealth, North America, an independent family-owned business providing unrivaled knowledge, intelligence and connectivity for family businesses, family offices, and significant private investors worldwide. He has also served as the Chief Executive Officer of The Institute for Private Investors, a membership network for families of substantial wealth that provides investment education to ultra-high-net-worth families running sophisticated family offices, since 2016. Mr. Biondi also served as a principal of The Biondi Group since 2011. From 2009 to 2011, Mr. Biondi was the Chief Operating Officer of League Asset Corp., a private REIT based in Canada. From 2004 to 2007, he was the Executive Trustee of the Chief Executives’ Organization, and from 1997 to 2004 he was the Chief Executive Officer of Entrepreneurs Organization. From 1993 to 1997, he was the Trustee of Finance and Administration of World Presidents’ Organization. He was the Controller of the Archdiocese of Washington from 1988 to 1993 and was a Senior Accountant at KPMG from 1985 to 1988. Mr. Biondi has served on the board of trustees of Primark Meketa Private Equity Investments Fund, a registered closed-end investment company operating as an interval fund, since 2020. Mr. Biondi earned a Bachelor of Science in Business Administration from The American University in 1985 and a Masters of Business Administration from The College of William and Mary in 1997. We believe Mr. Biondi’s experience in the financial services industry, including board experience, qualifies him to serve as a member of our Board.

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-11

Julie Cooling has more than 25 years of experience in the financial services industry. She is the Founder and Chief Executive Officer of RIA Channel, LLC, a company she started as an extension of RIA Database (RIADatabase.com), a financial advisor data and software company she founded in 2005. Ms. Cooling began her career in 1994 as an Associate at SEI Investments. From 1996 to 1998, she was Vice President at Montgomery Asset Management. From 1998 to 2000, Ms. Cooling held multiple positions and was on the Board of Forward Funds (part of Webster Investment Management). Prior to launching RIA Database, she was with Amic Distribution Partners from 2001 to 2002. Julie graduated from Bucknell University with a degree in Economics and a minor in Finance in 1994. We believe Ms. Cooling’s experience in the financial services industry qualifies her to serve as a member of our Board.

Jay Hummel is the Co-Founder and Chief Executive Officer of Wealth Advisor Growth Network and AiK2 Insurance Services. Prior to this role, Mr. Hummel was Senior Vice President and Head of the Personal Financial Solutions Business at American Century Investments from 2016 to 2019, where he was responsible for strategic and operational leadership of the business unit, overseeing a stand-alone brokerage, direct mutual fund, private client and small business solutions, and the retail branch network. He also served as the Managing Director for Strategic Projects and Thought Leadership at Envestnet Inc. from 2014 to 2016. Previously, Mr. Hummel was the former President and Chief Operating Officer of Lenox Wealth Management, a Cincinnati-based multi-family office and started his career in accounting and consulting at Deloitte & Touche from 2000 to 2006. Mr. Hummel was a former board member at Alliance Business Lending from 2011 to 2013, where he was Chair of the audit committee. He was also a board member at Compass CFO Solutions from 2020 to 2021. Hummel holds a B.B.A. and M.S. in Accounting from the University of Cincinnati. Mr. Hummel is a member of the board of directors due to his extensive business and financial experience, as well as the skills he gained during his active board service to a number of diverse organizations.

Darren Fisk, the Fund’s Chairman and Chief Executive Officer, is also the founder and Chief Executive Officer of the Adviser and Forum Real Estate Group LLC (“FREG”). Mr. Fisk is responsible for the overall strategy and direction of both firms. He has over 20 years of experience in real estate and finance, with nearly 10 years at Johnson Capital Group prior to founding FREG. Mr. Fisk is a graduate of the University of Colorado-Boulder, where he received a Bachelor of Science degree in finance in 1997. We believe Mr. Fisk’s experience in the financial services and commercial real estate industries qualifies him to serve as a member of our Board.

Officers

Name, Year of Birth	Position/Term of Office*	Principal Occupation During the Past Five Years
Edie Suhr (1970)	President (since 2025)	Chief Operating Officer and General Counsel, Forum Investment Group LLC (2022 – present); Founding Co-Partner and Attorney, Fisher & Suhr, P.C. (2012 – 2022)
Derek Mullins (1973)	Treasurer, Principal Financial Officer and Principal Accounting Officer (since 2021)	Managing Partner, PINE Advisors LLC (“PINE”) (2018 – present)
Peter Sattelmair (1977)	Assistant Treasurer (since 2022)	Director of PFO Services, PINE (2021 – present); Director of Fund Administration and Operations, Transamerica Asset Management (2014 – 2021)
S-12	FORUM REAL ESTATE INCOME FUND

Name, Year of Birth	Position/Term of Office*	Principal Occupation During the Past Five Years
Cory Gossard (1972)	Chief Compliance Officer (since 2021)	Managing Director, PINE (2021 – present); Interim Chief Compliance Officer, Vident Investment Advisory (2020), Chief Compliance Officer, SS&C ALPS (2014 – 2020)
Elizabeth Ryan (1980)	Secretary (since 2022)

General Counsel and Chief Compliance Officer, Forum Capital Advisors LLC (2022 – present); General Counsel and Chief Compliance Officer, Intrinsic Edge Capital Management (2019 – 2022); Senior Compliance Consultant, Simon Compliance (2018 – 2019).

____________

*       The term of office for each Trustee and officer listed above will continue indefinitely.

**     The term “Fund Complex” refers to all present and future funds advised by the Adviser or its affiliates.

Board Committees

In addition to serving on the Board, Trustees may also serve on the Audit Committee or the Nominating and Corporate Governance Committee, both of which have been established by the Board to handle certain designated responsibilities. The Board has designated a chair of each of the Audit Committee and the Nominating and Corporate Governance Committee. Subject to applicable laws, the Board may establish additional committees, change the membership of any committee, fill all vacancies and designate alternate members to replace any absent or disqualified member of any committee, or to dissolve any committee as it deems necessary and in the Fund’s best interest.

Audit Committee

The Board has an Audit Committee that consists exclusively of Independent Trustees. The Audit Committee operates pursuant to a charter adopted by the Board and is responsible for selecting, engaging and discharging the Fund’s independent registered public accounting firm, reviewing the plans, scope and results of the audit engagement with the Fund’s independent registered public accounting firm, approving professional services provided by the Fund’s independent registered public accounting firm (including compensation therefor), reviewing the independence of the Fund’s independent registered public accounting firm and reviewing the adequacy of the Fund’s internal control over financial reporting. Annually, the Audit Committee reviews and discusses the audited financial statements with the Fund’s management. The Audit Committee is responsible for aiding the Board in fair value pricing of debt and equity securities that are not publicly traded or for which current market values are not readily available. On a quarterly basis, the Audit Committee reviews the valuation determinations made with respect to the Fund’s investments during the preceding quarter and evaluates whether such determinations were made in a manner consistent with the Fund’s valuation process. The members of the Audit Committee are Messrs. Biondi and Hummel and Ms. Cooling, each of whom is an Independent Trustee, with Mr. Biondi serving as the chairman. The Board has determined that Mr. Biondi is an “audit committee financial expert” as defined under SEC rules. During the last fiscal year, the Audit Committee held three (3) committee meetings.

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-13

Nominating and Corporate Governance Committee

The Board has a Nominating and Corporate Governance Committee that consists exclusive of Independent Trustees. The Nominating and Corporate Governance Committee operates pursuant to a charter adopted by the Board and is responsible for selecting, researching, and nominating Trustees for election by the Fund’s Shareholders, selecting nominees to fill vacancies on the Board or a committee of the Board, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and the Fund’s management. The Fund’s Nominating and Corporate Governance Committee will consider Shareholders’ proposed nominations for Trustee. The members of the Nominating and Corporate Governance Committee are Messrs. Biondi and Hummel and Ms. Cooling, each of whom is an Independent Trustee, with Ms. Cooling serving as the chair. During the last fiscal year, the Nominating and Governance Committee met once.

Trustee Ownership

The following table indicates the dollar range of equity securities that each Trustee beneficially owns in the Fund as of December 31, 2024, unless otherwise stated.

Name of Trustee	Dollar Range of Equity Securities in the Fund(1)	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies
Darren Fisk	Over $100,000	Over $100,000
Brien Biondi	$10,001 – $50,000	$10,001 – $50,000
Raleigh Peters(2)	Over $100,000	Over $100,000
Julie Cooling	None	None
Jay Hummel(3)	None	None

____________

(1)    Beneficial ownership is determined in accordance with the rules of the SEC. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote, or to direct the voting of, such security, or “investment power,” which includes the right to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all Shares shown as beneficially owned by them.

(2)    Mr. Peters resigned as an Independent Trustee effective April 2, 2025.

(3)    Mr. Hummel was appointed as an Independent Trustee effective April 29, 2025.

S-14	FORUM REAL ESTATE INCOME FUND

Compensation

The following table sets forth information regarding the compensation received by the Trustees of the Fund for the fiscal year ended December 31, 2024. No compensation is paid to the Interested Trustee or the Officers by the Fund. For their service as Trustee, each Independent Trustee receives from the Fund a retainer fee of $40,000(4) per year as well as reimbursement for out-of-pocket expenses incurred in connection with attending each Board or committee meeting.

Name	Aggregate Compensation from Fund	Pension or Retirement Benefits Accrued as Part of Fund Expenses(1)	Estimated Annual Benefits Upon Retirement	Total Compensation from Fund and Fund Complex Paid to Trustees(2)
Interested Trustee
Darren Fisk	None	None	None	None
Independent Trustees
Brien Biondi	$35,000	None	None	$35,000
Julie Cooling	$35,000	None	None	$35,000
Raleigh Peters(3)	$26,250	None	None	$26,250
Jay Hummel(5)	None	None	None	None

____________

(1)    The Fund does not have a bonus, profit sharing or retirement plan.

(2)    “Fund Complex” refers to all present and future funds advised by the Adviser or its affiliates.

(3)    Mr. Peters resigned as an Independent Trustee effective April 2, 2025.

(4)    Prior to January 1, 2025, for their service as Trustee, each Independent Trustee received from the Fund a retainer fee of $35,000.

(5)    Mr. Hummel was appointed as an Independent Trustee effective April 29, 2025.

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-15

CODE OF ETHICS

Each of the Fund, the Adviser and the Sub-Adviser has adopted a code of ethics pursuant to Rule 17j-1 under the Investment Company Act and the Fund has also approved the Adviser’s and Sub-Adviser’s codes of ethics that were adopted by the Adviser and Sub-Adviser under Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act. These codes establish procedures for personal investments and restrict certain personal securities transactions. Personnel subject to these codes may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Fund, so long as such investments are made in accordance with the applicable code’s requirements. The codes of ethics are attached as exhibits to the registration statement of which this SAI is a part. The codes of ethics will be available on the EDGAR Database on the SEC’s website at http://www.sec.gov. Shareholders may also obtain copies of each code of ethics, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

S-16	FORUM REAL ESTATE INCOME FUND

CONTROL PERSONS AND PRINCIPAL HOLDERS

A principal Shareholder is any person who owns (either of record or beneficially) 5% or more of the outstanding Shares of any class of a fund. A control person is one who owns, either directly or indirectly, more than 25% of the voting securities of a company or acknowledges the existence of control. A control person may be able to determine the outcome of a matter put to a Shareholder vote. As of the date of this SAI, no Shareholder of record owned 25% or more of the outstanding Shares of the Fund, and no Shareholder could be presumed to control the Fund. As of April 1, 2025, the trustees and officers collectively owned 2.97% of the Fund and no individual trustee or officer owned 5% or more of the outstanding Shares of the Fund.

As of April 1, 2025, the following Shareholders were shown in the Fund’s records as owning 5% or more of any Class of the Fund’s Shares, and no person is reflected on the books and records of the Fund as owning beneficially 5% or more of the outstanding Shares of any Class of the Fund. Except as listed below, the Fund does not know of any other person who owns of record or beneficially 5% or more of any Class of the Fund’s Shares.

Class	Name/Address	% of Class
Class I	Charles Schwab & Co. Inc., 211 Main Street, San Francisco, CA 94105	56.06%
Founders	Charles Schwab & Co. Inc., 211 Main Street, San Francisco, CA 94105	41.34%
Class K	Forum Capital Advisors, LLC, 240 Saint Paul Street, Suite 400, Denver, CO 80206	100.00%
SAI Dated April 30, 2025, as supplemented June 30, 2025	S-17

INVESTMENT ADVISORY AND OTHER SERVICES

The Adviser

The Adviser, located at 240 Saint Paul Street, Suite 400, Denver, CO 80206, serves as the Fund’s investment adviser. The Adviser is registered with the SEC as an investment adviser under the Advisers Act. The Adviser is organized as a Delaware limited liability company. The Adviser has sole discretion to make all investments for the Fund. The Sub-Adviser will assist the Adviser in identifying and evaluating potential investments for the Fund and participate in ongoing diligence and monitoring of the Fund’s investments. See “Risk Factors — Risks Related to Conflicts of Interest” in the prospectus.

Under the general supervision of the Board, the Adviser will carry out the investment and reinvestment of the net assets of the Fund, will furnish continuously an investment program with respect to the Fund, and will determine which securities should be purchased, sold or exchanged. In addition, the Adviser will supervise and provide oversight of the Fund’s service providers. The Adviser will furnish to the Fund office facilities, equipment and personnel for servicing the management of the Fund. The Adviser will compensate all of their personnel who provide services to the Fund. In return for these services, facilities and payments, the Fund has agreed to pay the Adviser as compensation under the Investment Management Agreement the management fee computed at the annual rate of 1.50% of the Fund’s average daily net assets (the “Management Fee”). The Fund’s fees and expenses, including the Management Fee, are accrued daily and deducted before payment of dividends to Shareholders. For the fiscal periods ending December 31, 2024, 2023 and 2022, the Fund paid the following Management Fees to the Adviser:

Fiscal Year	Advisory Fees Earned	Advisory Fees Waived	Total Advisory Fees Paid (After Waiver)
2024	$ 2,127,732	$ 1,169,161	$ 958,571
2023	$ 1,016,398	$ 1,016,398	$ —
2022	$ 1,038,514	$ 1,038,514	$ —

The Adviser may employ research services and service providers to assist in the Adviser’s market analysis and investment selection.

The Adviser and the Fund have entered into the Expense Limitation Agreement pursuant to which the Adviser has contractually agreed to waive its management fee and/or pay or reimburse the ordinary annual operating expenses of the Fund to the extent necessary to limit the Fund’s operating expenses to 2.80% of the Class K Shares average daily net assets, 1.90% of the Class I Shares average daily net assets, 2.55% of the Class M Shares average daily net assets, and 1.80% of the Founders Shares average daily net assets. For these purposes, ordinary annual operating expenses include organization and offering costs, but exclude brokerage commissions and other similar transactional expenses, interest (including interest incurred on borrowed funds and interest incurred in connection with bank and custody overdrafts), other borrowing costs and fees (including commitment fees), taxes, litigation and indemnification expenses, judgments, and extraordinary expenses. The Adviser is entitled to seek reimbursement from the Fund of fees waived or expenses paid or reimbursed to the Fund for a period ending three (3) years after the date of the waiver, payment or reimbursement, subject to the limitation that a reimbursement will not cause a Class’s operating expenses (after giving effect to the reimbursement) to exceed the lesser of (a) the expense limitation amount in effect at the time such fees were waived or expenses paid or reimbursed, or (b) the expense limitation amount in effect at the time of the reimbursement. The Expense Limitation Agreement (the “Expense Limitation Agreement”) will continue in effect through October 31, 2026 and will renew automatically for successive periods of one year thereafter, unless written notice of termination is provided by the Adviser to the Fund not less than 10 days prior to the end of the then-current term. No such termination shall affect the obligation (including the amount of the obligation) of the Fund to repay amounts of fees waived or expenses paid or reimbursed with respect to periods prior to the date of such termination. The Board may terminate the Expense Limitation Agreement at any time on not less than 10 days’ prior notice to the Adviser, and the Expense Limitation Agreement may be amended at any time only with the consent of both the Adviser and the Board.

S-18	FORUM REAL ESTATE INCOME FUND

The Sub-Adviser

The Adviser has engaged the Sub-Adviser to act as the Fund’s non-discretionary sub-adviser. The Sub-Adviser is located at 333 West Wacker Drive, Chicago, IL 60606, and is registered with the SEC as an investment adviser under the Advisers Act. See “Risk Factors — Risks Related to Conflicts of Interest” in the prospectus. The Sub-Adviser will be paid by the Adviser based on the portion of Fund assets allocated to the Sub-Adviser by the Adviser.

The basis for the Board’s approval of the Management Agreement and the Sub-Advisory Agreement between the Adviser and the Sub-Adviser will be provided in the Fund’s semi-annual report for the period ended June 30.

Conflicts of Interest

The Adviser and the Sub-Adviser may provide investment advisory and other services, directly and through affiliates, to various entities and accounts other than the Fund (“Adviser Accounts”). The Fund has no interest in these activities. The Adviser, the Sub-Adviser, and the investment professionals, who on behalf of the Adviser or the Sub-Adviser, provide investment advisory services to the Fund, are engaged in substantial activities other than on behalf of the Fund, may have differing economic interests in respect of such activities, and may have conflicts of interest in allocating their time and activity between the Fund and the Adviser Accounts or other accounts of the Sub-Adviser. Such persons devote only so much time to the affairs of the Fund as in their judgment is necessary and appropriate. Set out below are practices that the Adviser follows.

In addition, the Adviser may earn additional fees or reimbursement of expenses from certain borrowers in connection with the structuring of certain investments negotiated by the Adviser or its affiliates. While such are not borne directly or indirectly by the Fund nor will its returns be directly or indirectly impacted by such payments, the receipt of such fees could create a conflict of interest with the Adviser.

The Adviser makes payments to certain financial intermediary firms that place the Fund on their platforms. The firms may also furnish marketing support and other specified services to the Fund. The payments made by the Adviser to such firms may be significant. To the extent such payments are made, they are made from the Adviser’s own assets pursuant to agreements with financial intermediary firms and do not change the price paid by investors for the purchase of the Fund’s Shares or the amount the Fund will receive as proceeds from such sales.

Potential and actual conflicts of interest may also arise as a result of the Adviser’s other business activities and the Adviser’s possession of material non-public information (“MNPI”) about an issuer. Other accounts managed by a portfolio manager might have similar investment objectives or strategies as the Fund or otherwise hold, purchase, or sell securities that are eligible to be held, purchased or sold by the Fund. The other accounts might also have different investment objectives or strategies than the Fund. Investors should be aware that investments made by the Fund and the results achieved by the Fund at any given time are not expected to be the same as those made by other accounts for which the Adviser acts as investment adviser, including accounts with names, investment objectives and policies, and/or portfolio management teams, similar to the Fund.

The Adviser may, in its sole discretion, determine to provide, or engage or recommend an affiliate of the Adviser, including FREG, to provide, certain services to the Fund, instead of engaging or recommending one or more third parties to provide such services. Such services include, but are not limited to, property management or other services with respect to properties in which the Fund invests. Subject to applicable law and approval of the Independent Trustees, the Adviser or its affiliates, as applicable, will receive compensation in connection with the provision of such services. As a result, the Adviser faces a conflict of interest when selecting or recommending service providers for the Fund. Fees paid to an affiliated service provider will be determined in the Adviser’s commercially reasonable discretion, taking into account the relevant facts and circumstances, and consistent with its responsibilities. Although the Adviser has adopted various policies and procedures intended to mitigate or otherwise manage conflicts of interest with respect to affiliated service providers, there can be no

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-19

guarantee that such policies and procedures (which may be modified at any time in the Adviser’s sole discretion) will be successful. In general, compensation received by FREG or other affiliates of the Adviser for providing these services will not be directly borne by the Fund and its returns will not be directly impacted by such payments.

Participation in Investment Opportunities

Directors, principals, officers, employees, agents, and affiliates of the Adviser may buy and sell securities or other investments for their own accounts and may have actual or potential conflicts of interest with respect to investments made on behalf of the Fund. As a result of differing trading and investment strategies or constraints, positions may be taken by Trustees, principals, officers, employees, agents, and affiliates of the Adviser, or by the Adviser for the Adviser Accounts or, with respect to the Sub-Adviser, other accounts of the Sub-Adviser, if any, that are the same as, different from or made at a different time than, positions taken for the Fund.

S-20	FORUM REAL ESTATE INCOME FUND

ADMINISTRATOR; COMPLIANCE SERVICES

UMB Fund Services Inc., 235 W Galena Street, Milwaukee, WI 53212-3948, provides certain administrative, accounting and transfer agency services to the Fund pursuant to an Administrative Services Agreement and a Transfer Agency Agreement between the Fund and the Administrator. For its services, the Fund pays the Administrator a fee and separate fixed fees to make certain filings. The Fund also reimburses the Administrator for certain out-of-pocket expenses incurred on the Fund’s behalf. The fees are accrued and paid monthly by the Fund and are based on the average net assets for the prior month and subject to monthly minimums. For the fiscal year ended December 31, 2024, the Fund paid UMB Fund Services Inc., the Fund’s Administrator and transfer agent, $156,736 in administration and accounting fees and $74,082 in transfer agency fees.

PINE, 501 S. Cherry Street, Suite 1090, Denver, CO 80246, provides certain finance and compliance services, including providing the Fund’s Principal Financial Officer and Chief Compliance Officer, to the Fund pursuant to a Principal Financial Officer and Chief Compliance Officer Services Agreement. The Fund pays PINE a fee for supplying the Fund’s Principal Financial Officer, Chief Compliance Officer and related finance and compliance services. The Fund also reimburses PINE for certain out-of-pocket expenses incurred on the Fund’s behalf. The fees are accrued and paid monthly by the Fund. For the fiscal year ended December 31, 2024, the Fund paid PINE $120,000 in fees.

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-21

PORTFOLIO MANAGER

Pat Brophy, Neil Shah, and Jason Brooks are the Fund’s portfolio managers and are primarily responsibility for management of the Fund’s investment portfolio. Mr. Brophy has served the Fund in this capacity since it commenced operations and Mr. Shah has served the Fund in this capacity since April 2023 and Mr. Brooks has served the Fund in this capacity since June 2025. Because a portfolio manager may manage assets for other pooled investment vehicles and/or other accounts (including institutional clients, pension plans and certain high net worth individuals) (collectively, “Client Accounts”), or may be affiliated with such Client Accounts, there may be an incentive to favor one Client Account over another, resulting in conflicts of interest. For example, affiliates of the Adviser may, directly or indirectly, receive fees from Client Accounts that are higher than the fee it receives from the Fund, or they may, directly or indirectly, receive a performance-based fee on a Client Account. In those instances, a portfolio manager may have an incentive to not favor the Fund over the Client Accounts. The Adviser has adopted trade allocation and other policies and procedures that it believes are reasonably designed to address these and other conflicts of interest.

The following table shows the Portfolio Managers’ ownership of securities, including those beneficially owned, in the Fund as of December 31, 2024, unless otherwise noted:

Name of Portfolio Manager	Dollar Range of Equity Securities Beneficially Owned by Portfolio Manager
Pat Brophy	$100,001 – $500,000
Neil Shah	$100,001 – $500,000
Jason Brooks	$50,001 – $100,000

Each Portfolio Manager receives fixed annual base compensation. He also receives an annual discretionary bonus that varies based upon the achievement of specific goals, which are typically with respect to total firm growth, production of investment ideas/research, as well as delivery of quality client service.

For a biography of Mr. Brophy, Mr. Shah, or Mr. Brooks, see “Management of the Fund — Portfolio Managers” in the prospectus.

As of December 31, 2024, each Portfolio Manager was responsible for the management of the following types of accounts in addition to the Fund:

Other Accounts By Type	Total Number of Accounts by Account Type	Total Assets By Account Type	Number of Accounts by Type Subject to a Performance Fee	Total Assets By Account Type Subject to a Performance Fee
Registered Investment Companies	0	$0	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
S-22	FORUM REAL ESTATE INCOME FUND

Distributor

Foreside Fund Services, LLC, a wholly owned subsidiary of Foreside Financial Group, LLC (dba ACA Group), located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is serving as the distributor of the Fund’s Shares on a best efforts basis, subject to various conditions.

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-23

ALLOCATION OF BROKERAGE

Specific decisions to purchase or sell securities for the Fund are made by a portfolio manager. The Adviser and the Sub-Adviser are each authorized by the Board to allocate orders placed on behalf of the Fund to brokers or dealers who may, but need not, provide research or statistical material or other services to the Fund or the Adviser or the Sub-Adviser for the Fund’s use. Such allocation is to be in such amounts and proportions as the Adviser may determine.

In selecting a broker or dealer to execute each particular transaction, the Adviser or the Sub-Adviser will take the following into consideration: execution capability, trading expertise, accuracy of execution, commission rates, reputation and integrity, fairness in resolving disputes, financial responsibility and responsiveness.

Brokers or dealers executing a portfolio transaction on behalf of the Fund may receive a commission in excess of the amount of commission another broker or dealer would have charged for executing the transaction if the Adviser or the Sub-Adviser determines in good faith that such commission is reasonable in relation to the value of brokerage and research services provided to the Fund. In allocating portfolio brokerage, the Adviser and the Sub-Adviser may select brokers or dealers who also provide brokerage, research and other services to other accounts over which the Adviser, exercises investment discretion. Some of the services received as the result of Fund transactions may primarily benefit accounts other than the Fund, while services received as the result of portfolio transactions effected on behalf of those other accounts may primarily benefit the Fund.

The Fund paid $0 in brokerage commissions in the fiscal period ended December 31, 2024.

Affiliated Party Brokerage

The Adviser, the Sub-Adviser, and each of their respective affiliates will not purchase securities or other property from, or sell securities or other property to, the Fund, except that the Fund may in accordance with rules under the Investment Company Act engage in transactions with accounts that are affiliated with the Fund as a result of common officers, directors, advisers, members, managing general partners or common control. These transactions would be effected in circumstances in which the Adviser determined that it would be appropriate for the Fund to purchase and another client to sell, or the Fund to sell and another client to purchase, the same security or instrument each on the same day.

The Adviser places its trades under a policy adopted by the Board pursuant to Section 17(e) and Rule 17(e)(1) under the Investment Company Act, which places limitations on the securities transactions effected through any affiliated broker-dealer. The policy of the Fund with respect to brokerages is reviewed by the Board from time to time. Because of the possibility of further regulatory developments affecting the securities exchanges and brokerage practices generally, the foregoing practices may be modified.

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PROXY VOTING POLICIES

The Fund’s Board has delegated proxy voting discretion to the Adviser and/or the Sub-Adviser because proxy voting is a matter relating to the investment decision making process.

The Adviser delegates the responsibility for voting proxies for the Fund to the Sub-Adviser through the Sub-Advisory Agreement. The Sub-Adviser uses its own proxy voting policies and procedures to vote proxies. Accordingly, the Adviser does not expect to have proxy voting responsibility for the Fund. Should the Adviser become responsible for voting proxies for any reason, including the inability of the Sub-Adviser to provide sub-advisory services, the Adviser shall utilize its proxy voting guidelines to vote proxies until a new sub-adviser is retained. The Adviser and the Sub-Adviser shall maintain records of all proxy votes in accordance with applicable securities laws and regulations, and shall be responsible for gathering relevant documents and records related to proxy voting and providing them to the Fund as required for the Fund to comply with applicable rules under the Investment Company Act.

Given the nature of its business, it is unlikely the Adviser will vote proxies. However, should the occasion arise, it is the Adviser’s policy to (i) stay apprised of developments that affect the securities in which the Fund invests, (ii) carefully review matters submitted to the Fund for a vote as a holder of fund interests or operating company securities and (iii) vote on those matters on a case-by-case basis in a manner that the Adviser believes is in the best interests of the Fund.

The Fund’s proxy voting policy is attached as Appendix A hereto and the Sub-Adviser’s proxy voting policy is attached as Appendix B hereto. Information regarding how the Fund voted proxies (if any) relating to portfolio securities during the most recent 12-month period ended June 30 is available without charge, upon request, (1) by calling 888-267-1456, (2) on the Fund’s website at www.freif.com and (3) on the SEC’s website at http://www.sec.gov on Form N-PX.

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-25

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to the Fund’s qualification and taxation as a REIT and the acquisition, ownership and disposition of the Fund’s Shares that a potential Shareholder in the Fund may consider relevant. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to a potential investor in light of its particular circumstances. This summary is based on the Code; current, temporary and proposed Treasury Regulations promulgated thereunder; current administrative interpretations and practices of the IRS; and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.

The Fund has not requested, and does not plan to request, any rulings from the IRS concerning the tax treatment with respect to matters contained in this discussion, and the statements in this prospectus are not binding on the IRS or any court. Thus, the Fund can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary is based upon the assumption that the Fund and its subsidiaries and affiliated entities will operate in accordance with their applicable organizational documents.

This summary of certain U.S. federal income tax consequences applies to only investors that acquire and hold the Fund’s Shares as a capital asset. This summary does not consider all of the rules that may affect the U.S. tax treatment of a prospective investor in the Fund’s Shares in light of the investor’s particular circumstances. For example, except to the extent discussed under the headings “— Taxation of Shareholders — Taxation of Tax-Exempt Shareholders” and “— Taxation of Shareholders — Taxation of Non-U.S. Shareholders,” this summary does not address special situations that may apply to an investor that is:

•       a broker-dealer or a dealer in securities or currencies;

•       an S corporation;

•       a partnership or other pass-through entity;

•       a bank, thrift or other financial institution;

•       a regulated investment company or a REIT;

•       an insurance company;

•       a tax-exempt organization;

•       subject to the alternative minimum tax provisions of the Code;

•       holding the Fund’s Shares as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•       holding the Fund’s Shares through a partnership or other pass-through entity;

•       a non-U.S. corporation, non-U.S. trust, non-U.S. estate, or an individual who is not a resident or citizen of the United States;

•       a U.S. person whose “functional currency” is not the U.S. dollar; or

•       a U.S. expatriate.

S-26	FORUM REAL ESTATE INCOME FUND

If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, holds Shares of the Fund, the U.S. federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership that will hold Shares of the Fund should consult its tax advisor regarding the U.S. federal income tax consequences of acquiring, holding and disposing of Shares of common stock by the partnership.

The rules dealing with U.S. federal income taxation are constantly under review. No assurance can be given as to whether, when or in what form the U.S. federal income tax laws applicable to the Fund and its Shareholders may be changed, possibly with retroactive effect. Changes to the U.S. federal tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in Shares of the Fund.

This summary generally does not discuss state, local or non-U.S. tax considerations.

This summary of certain material U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors are advised to consult their tax advisor regarding the federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of Shares of the Fund’s Shares.

Taxation of the Fund

The Fund has elected to be taxed as a REIT commencing with its taxable year ended December 31, 2021. Qualification and taxation as a REIT depends upon the Fund’s ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “— Requirements for Qualification — General.” The Fund believes that it is organized, and intends to operate, in such a manner as to qualify for taxation as a REIT.

Taxation of REITs in General

Provided that the Fund qualifies as a REIT, it generally will not be subject to U.S. federal income tax on its REIT taxable income that is distributed to its Shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that have historically resulted from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the shareholder level upon a distribution of dividends by the REIT.

Net operating losses, foreign tax credits and other tax attributes of a REIT do not pass through to the Shareholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs.

Even if the Fund qualifies to be taxed as a REIT, it will be subject to U.S. federal income tax in the following circumstances:

•       The Fund will pay U.S. federal income tax at regular corporate rates on any taxable income, including undistributed net capital gains, that it does not distribute to Shareholders during, or within a specified time period after, the calendar year in which the income is earned;

•       If the Fund has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions” and “— Foreclosure Property” below;

•       If the Fund elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” it may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income or gain from the sale or operation of the property may be subject to U.S. corporate income tax at the highest applicable rate;

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-27

•       If the Fund fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on an amount based upon the magnitude of the failure, adjusted to reflect its profitability;

•       In the event of a failure of the asset tests (other than certain de minimis failures), as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, the Fund disposes of the assets or otherwise complies with such asset tests within six months after the last day of the quarter in which the Fund identifies such failure and it files a schedule with the IRS describing the assets that caused such failure, the Fund will pay a tax equal to the greater of $50,000 or 21% of the net income from the non-qualifying assets during the period in which the Fund failed to satisfy such asset tests;

•       In the event of a failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and that violation is due to reasonable cause and not willful neglect, the Fund will be required to pay a penalty of $50,000 for each such failure;

•        If the Fund fails to distribute (or be deemed to distribute) during each calendar year at least the sum of: (i) 85% of the Fund’s REIT ordinary income for such year; (ii) 95% of the Fund’s REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, the Fund will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level;

•       The Fund may be required to pay monetary penalties to the IRS in certain circumstances, including if the Fund fails to meet recordkeeping requirements intended to monitor the Fund’s compliance with rules relating to the composition of its Shareholders, as described below in “— Requirements for Qualification — General”;

•       A 100% tax may be imposed on amounts received by the Fund from a taxable REIT subsidiary (a “TRS”) if and to the extent that the IRS successfully adjusts the reported amounts of these items to conform to an arm’s-length pricing standard;

•     If the Fund acquires appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in its hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, the Fund will be subject to tax at the highest corporate income tax rate then applicable if the Fund subsequently recognizes the built-in gain on a disposition of any such assets during the five-year period following the acquisition from the subchapter C corporation, unless the subchapter C corporation elects to treat the transfer of the assets to the REIT as a deemed sale; and

•       The earnings of any lower-tier entities of the Fund that are subchapter C corporations, if any, including domestic TRSs, are subject to U.S. federal corporate income tax.

In addition, the Fund and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local income, property and other taxes on assets and operations. The Fund could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Code defines a REIT as a corporation, trust or association:

(1)       that is managed by one or more trustees or directors;

(2)       the beneficial ownership of which is evidenced by transferable Shares or by transferable certificates of beneficial interest;

(3)       which would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

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(4)       that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)       the beneficial ownership of which is held by 100 or more persons;

(6)       in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7)       that properly elects to be taxed as a REIT, such election having not been terminated or revoked; and

(8)       which meets other tests described below regarding the nature of its income and assets, its distributions, and certain other matters.

Conditions (1) through (4) must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust. The Fund is not required to satisfy conditions (5) and (6) for the first taxable year in which it elects to be taxed as a REIT. The Declaration of Trust contains certain transfer and ownership limitations intended to assist the Fund in continuing to satisfy the share ownership requirements that apply to REITs. However, the rules that apply to determine ownership of a REIT are complex. If the Fund were to fail to satisfy a share ownership requirement, it would fail to qualify as a REIT if the Fund were unable to avail itself of any available relief provisions, including the relief provision described in the next paragraph.

To monitor compliance with the share ownership requirements, the Fund generally is required to maintain records regarding the actual ownership of its Shares. To do so, the Fund must demand written statements each year from the record Shareholders of significant percentages of its Shares in which the record Shareholders are to disclose the actual owners of the Shares (i.e., the persons required to include in gross income the dividends paid by the Fund). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Fund’s records. Failure to comply with these recordkeeping requirements could subject the Fund to monetary penalties. If the Fund satisfies these requirements and has no reason to know that condition (6) is not satisfied, the Fund will be deemed to have satisfied such condition. A Shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the Shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. The Fund satisfies this requirement.

The Code provides relief from violations of the REIT requirements in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. If the Fund were to fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable the Fund to maintain its qualification as a REIT. Even if such relief provisions were available, the amount of any resultant penalty tax could be substantial.

Finally, at the end of any year, a REIT cannot have accumulated earnings and profits from a non-REIT corporation’s taxable year. The Fund does not have any prior corporate earnings and profits and has not succeeded to any non-REIT earnings and profits (e.g., as a result of any merger or acquisition) of an entity taxable as a C corporation.

Effect of Subsidiary Entities

Partnerships.    In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, the Fund’s proportionate share of the assets and items of income of

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-29

partnerships in which the Fund owns an equity interest are treated as the Fund’s assets and items of income for purposes of applying the REIT requirements. The Fund’s proportionate share is generally determined, for these purposes, based upon the Fund’s percentage interest in the partnership’s equity capital; however, for purposes of the 10% value-based asset test described below, the percentage interest also takes into account certain debt securities issued by the partnership and held by the Fund. Consequently, to the extent that the Fund directly or indirectly holds a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect the Fund’s ability to qualify as a REIT, even if the Fund has no control, or only limited influence, over the partnership. Even if such partnerships covenanted to the Fund to operate in a REIT-compliant manner and to provide such information to the Fund as the Fund needed to determine and prove its REIT compliance, it is possible that the activities and investments of the partnerships in which the Fund might invest would prevent the Fund from satisfying the REIT qualification requirements.

Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, or by other disregarded subsidiaries owned by the REIT, or by a combination of the two. Other entities that are wholly owned by the Fund, including single member limited liability companies, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests.

In the event that one of the Fund’s disregarded subsidiaries ceases to be wholly owned (for example, if any equity interest in the subsidiary is acquired by a person other than the Fund or another of its disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect the Fund’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

Taxable Subsidiaries.    A REIT may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. A corporation in which a TRS directly or indirectly owns more than 35% of its stock, by voting power or value, will automatically be treated as a TRS. A corporation that operates or manages, directly or indirectly, a lodging facility or a health care facility or directly or indirectly provides to another person rights to any brand name under which any lodging facility or health care facility is operated cannot be a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. A TRS is subject to corporate income tax on its earnings, which may reduce the cash flow generated by the Fund and its ability to make distributions to its Shareholders.

A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the taxable subsidiary earns. Rather, the stock issued by the taxable subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the taxable subsidiary. The value of the TRS securities held by the REIT will be used to compute the REIT’s compliance with the asset tests, as discussed in more detail below. The use of such entities may allow the REIT to indirectly undertake certain activities that the REIT rules might otherwise preclude it from doing directly (or through disregarded subsidiaries, along with partnerships in which the Fund holds an equity interest (sometimes referred to as “pass-through subsidiaries”)), such as performing tenant services or activities that give rise to certain categories of income such as management fees.

Investments in Other REITs.    A REIT is not treated as holding the assets of another REIT in which it holds stock or as receiving any income that the other REIT earns. Rather, the stock of the other REIT is an asset in the hands of the parent REIT, and the parent REIT recognizes as income the dividends, if any, that it receives from the subsidiary REIT. Stock of another REIT is a real estate asset for purposes of the REIT asset tests, and dividends from another REIT and gains from the sale of stock of another REIT are qualifying income for purposes of the REIT gross income tests. See “— Asset Tests” and “— Gross Income Tests.”

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Gross Income Tests

A REIT must satisfy two gross income requirements annually. First, at least 75% of the Fund’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging income and foreign currency gains, must be derived from investments relating to real property or mortgages on real property, including “rents from real property;” dividends received from other REITs; interest income derived from mortgage loans secured by real property; income derived from a real estate mortgage investment conduit (“REMIC”) in proportion to the real estate assets held by the REMIC (unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC is qualifying income); certain income from qualified temporary investments; and gains from the sale of real estate assets. Second, at least 95% of the Fund’s gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging income and foreign currency gains, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from “hedging transactions,” as defined in “— Hedging Transactions,” that (i) the Fund enters into to hedge (a) indebtedness incurred or to be incurred to acquire or carry “real estate assets,” as defined below (See “— Asset Tests”), (b) certain foreign currency risks or (c) existing hedging positions after a portion of the hedged indebtedness or property is disposed of and (ii) are clearly and timely identified as hedges will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests.

Rent will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•       First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•       Second, neither the Fund nor a direct or indirect owner of 10% or more of the Fund’s Shares may own, actually or constructively, 10% or more of a tenant, other than with respect to certain leases of health care properties or lodging facilities to a TRS.

•       Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•       Fourth, the Fund generally must not operate or manage its real property or furnish or render services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom the Fund does not derive revenue. However, the Fund may provide services directly to its tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, the Fund may directly provide a minimal amount of “non-customary” services to the tenants of a property, as long as the Fund’s income from the services (valued at not less than 150% of the Fund’s direct cost of performing such services) does not exceed 1% of the Fund’s income from the property. Furthermore, the Fund may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to the Fund’s tenants without tainting the rental income.

In order for the rent to constitute “rents from real property,” the leases must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If the Fund receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that the Fund had a binding

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-31

commitment to acquire the mortgage loan, and the value of the personal property securing the loan exceeds 15% of the value of all of the property securing the loan, such interest income will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, interest on the loan may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, or a shared appreciation provision, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT. To the extent that the Fund invests in participating loans or loans with equity kickers, any contingent profits-based interest will not be qualifying income for purposes of either gross income test.

The Fund may hold certain participation interests, or “B-Notes,” in mortgage loans and mezzanine loans originated by other lenders. A B-Note is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations, which will be a first loss position in the event of a default by the borrower. The Fund may acquire participations in CRE debt that it believes qualify for purposes of the REIT asset tests described below, and that interest derived from such investments will be treated as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, and no assurance can be given that the IRS will not challenge the Fund’s treatment of participation interests.

The Fund may acquire CMBS and expects that the CMBS will be treated either as interests in a grantor trust or as regular interests in REMICs for U.S. federal income tax purposes and that all interest income, original issue discount and market discount from the Fund’s CMBS will be qualifying income for the 95% gross income test. In the case of mortgage-backed securities treated as interests in grantor trusts, the Fund would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest, original issue discount and market discount on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property. In the case of CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of the Fund’s interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include embedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities.

The Fund believes that substantially all of its income from mortgage-related securities generally will be qualifying income for purposes of the REIT gross income tests. However, to the extent that the Fund owns non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property), or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross

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income test, but not the 75% gross income test. Similarly, dividends or interest with respect to investments in real estate operating companies generally will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test, and income with respect to ETFs may be qualifying income for purposes of the 95% gross income test but not the 75% gross income test or may be nonqualifying income for purposes of both gross income tests.

The Fund may receive distributions from TRSs or, subject to the Fund’s obligation to satisfy certain asset tests, described below, other corporations that are not REITs. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Any dividends the Fund receives from a REIT will be qualifying income for purposes of both the 75% and 95% gross income tests.

The Fund may receive various types of fee income. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property or to purchase or lease real property and the fees are not determined by the borrower’s income and profits. Other fees generally are not qualifying income for purposes of either gross income test.

Any income or gain the Fund derives from instruments that hedge the risk of changes in interest rates with respect to debt incurred to acquire or carry real estate assets, to hedge certain foreign currency risks or to hedge an existing hedging position after all or part of the hedged property or liability has been disposed of will not be treated as income for purposes of calculating the 75% or 95% gross income test, provided that specified requirements are met. Such requirements include proper identification of the instrument as a hedge, along with the risk that it hedges, within prescribed time periods.

If the Fund fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if the failure to meet these tests was due to reasonable cause and not due to willful neglect, the Fund attaches to its tax return a schedule of the sources of its income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether the Fund would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions were inapplicable, the Fund would not qualify as a REIT. Even where these relief provisions apply, a tax would be imposed upon the amount by which the Fund fails to satisfy the particular gross income test, adjusted to reflect the profitability of such gross income.

Asset Tests

At the close of each calendar quarter, the Fund must satisfy multiple tests relating to the nature of its assets:

•       At least 75% of the value of the Fund’s total assets must be represented by some combination of “real estate assets,” cash, cash items and U.S. government securities. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, certain kinds of mortgage-backed securities and mortgage loans, debt instruments issued by “publicly offered REITs” and, under some circumstances, stock or debt instruments purchased with new capital. To the extent rent attributable to personal property leased with real property is treated as rents from real property (because the rent attributable to personal property does not exceed 15% of total rent), the personal property will be treated as a real estate asset for purposes of the 75% asset test. Similarly, a debt obligation secured by a mortgage on both real and personal property will be treated as a real estate asset for purposes of the 75% asset test, and interest thereon will be treated as interest on an obligation secured by real property, if the fair market value of the personal property does not exceed 15% of the fair market value of all property securing the debt. Thus, there would be no apportionment for purposes of the asset tests or the gross income tests if the fair market value of personal property securing the loan does not exceed 15% of the fair market value of all property securing the loan. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

•       The aggregate value of all securities of TRSs may not exceed 20% of the value of the Fund’s total assets.

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•       No more than 25% of the value of the Fund’s total assets may consist of securities, including securities of TRSs, that are not qualifying assets for purposes of the 75% test.

•       Not more than 25% of the value of a REIT’s assets may consist of debt instruments that are issued by publicly offered REITs and would not be treated as real estate assets if not issued by a publicly offered REIT.

•       The value of any one issuer’s securities owned by the Fund may not exceed 5% of the value of the Fund’s total assets.

•       The Fund may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to “straight debt” and certain other securities, as described below.

The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to “straight debt” and certain other securities, as described below.

Notwithstanding the general rule that a REIT is treated as owning its share of the underlying assets of a subsidiary partnership for purposes of the REIT income and asset tests, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for “straight debt” or one of the other exceptions to the 10% value test.

Certain securities will not cause a violation of the 10% value test. Such securities include instruments that constitute “straight debt.” A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the issuer of that security, which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. The following securities also will not violate the 10% value test: (i) any loan made to an individual or an estate; (ii) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT); (iii) any obligation to pay rents from real property; (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; (v) any security issued by another REIT; and (vi) any debt instrument issued by a partnership if the partnership’s income is such that the partnership would satisfy the 75% gross income test described above under “— Gross Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.

Any interests the Fund holds in a REMIC are generally treated as qualifying real estate assets. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of the Fund’s interest in the REMIC, and the Fund’s income derived from the interest, qualifies for purposes of the REIT asset and income tests.

After initially meeting the asset tests at the close of any quarter, the Fund will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the Fund fails to satisfy the asset tests because it acquire assets during a quarter, it can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If the Fund fails the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, the Fund may dispose of sufficient assets (generally within six months after the last day of the quarter in which the Fund’s identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of its assets at the end of the relevant quarter or $10 million. If the Fund fails any of the other asset tests or its failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, the Fund is permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which the Fund’s identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which the Fund failed to satisfy the asset test.

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The Fund intends to monitor compliance with the asset tests on an ongoing basis. However, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that the Fund does not comply with one or more of the asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, the Fund is required to distribute dividends, other than capital gain dividends, to its Shareholders in an amount at least equal to (a) the sum of (i) 90% of the Fund’s “REIT taxable income” (computed without regard to its deduction for dividends paid and excluding net capital gains) and (ii) the Fund’s net income, if any, after tax from foreclosure property, minus (b) the sum of certain amounts of specified items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Fund timely files its tax return for the year and if paid on or before the first regular dividend payment after such declaration. Distributions that the Fund declares in October, November or December of any year payable to a Shareholder of record on a specified date in any of these months will be treated as both paid by the Fund and received by the Shareholder on December 31 of the year, provided that the Fund actually pays the distribution during January of the following calendar year.

In order for distributions to be counted for this purpose and to give rise to a tax deduction by the Fund, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding Shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the Fund’s organizational documents. The preferential dividend rules do not apply to “publicly offered REITs,” i.e., REITs that are required to file annual and periodic reports with the SEC under the Exchange Act. The Fund would be a publicly offered REIT if it is required to file annual and periodic reports with the SEC under the Exchange Act. The Fund currently is not a publicly offered REIT, and there is no assurance that it ever will be.

Dividends that are reinvested pursuant to the Fund’s DRIP will count towards satisfaction of these distribution requirements.

To the extent that the Fund qualifies as a REIT but distributes less than 100% of its “REIT taxable income,” as adjusted, the Fund will be subject to tax at the regular corporate tax rates on the retained portion. The Fund may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, the Fund could elect to have its Shareholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their share of the tax paid by the Fund. Shareholders would then increase the adjusted basis of their stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their Shares.

If the Fund fails to distribute during each calendar year at least the sum of: (i) 85% of the Fund’s REIT ordinary income for such year; (ii) 95% of the Fund’s REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, the Fund would be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of income retained on which it has paid corporate income tax. The Fund intends to make timely distributions so that it is not impacted by the 4% excise tax.

It is possible that, from time to time, the Fund may not have sufficient cash to meet the distribution requirements, e.g., due to timing differences between the actual receipt of cash and inclusion of items in income for U.S. federal income tax purposes, or failure of joint ventures to make distributions to the Fund. The Fund will depend on timely distributions from the joint ventures in which the Fund will invest but will not control. The Fund may also need to use substantial funds to satisfy its repurchase obligations which do not count towards satisfaction of its REIT distribution obligation.

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The Fund may be able to cure a failure to meet the distribution requirements for a year attributable to adjustments to its REIT taxable income for such year by paying “deficiency dividends” to Shareholders in a later year, which may be included in the Fund’s deduction for dividends paid for the earlier year. In this case, the Fund may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends, but the Fund will be required to pay interest and possibly a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If the Fund fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, it could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure.

If the Fund fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, then the Fund will be subject to tax on its taxable income at regular corporate rates. Distributions to Shareholders in any year in which the Fund is not a REIT would not be deductible by the Fund, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to Shareholders taxed as individuals may be eligible for a reduced rate applicable to “qualified dividends” and, subject to limitations of the Code, corporate Shareholders may be eligible for the dividends received deduction. Unless the Fund is entitled to relief under specific statutory provisions, it will be disqualified from re-electing to be taxed as a REIT for the four (4) taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, the Fund will be entitled to this statutory relief.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that does not qualify for a statutory safe harbor and that is held primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which the Fund holds a direct or indirect interest will not be treated as property held for sale to customers or that the Fund can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Penalty Tax for Non-Arm’s Length Transactions with TRSs

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income the Fund generates will be subject to a 100% excise tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to tenants by a taxable REIT subsidiary, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to the Fund that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents that the Fund receives will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Redetermined TRS service income is income earned by a taxable REIT subsidiary that is attributable to services provided to the Fund, or on the Fund’s behalf to any of tenants, that is less than the amounts that would have been charged based upon arm’s-length negotiations.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property: (i) that is acquired by a REIT as the result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was

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imminent) on a lease of the property or on a mortgage loan held by the REIT and secured by the property; (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated; and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.

Hedging Transactions

The Fund or underlying funds may enter into hedging transactions, from time-to-time, with respect to their assets or liabilities. Hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. In the case of an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, to hedge certain foreign currency risks, or to hedge an existing hedging position after a portion of the hedged indebtedness or property is disposed of, any periodic income or gain from the disposition of that contract is disregarded for purposes of the 75% and 95% gross income tests if such hedging transaction are clearly identified before the close of the day on which it was acquired or entered into and satisfy other identification requirements. In the case of hedges for other purposes or in other situations, the income from those transactions will likely be treated as non-qualifying income for purposes of both gross income tests.

Tax Aspects of Investments in Partnerships

The Fund may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate Shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. The Fund will include in its income its proportionate share of these partnership items from subsidiary partnerships for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Fund will include its proportionate share of assets held by subsidiary partnerships. Consequently, to the extent that the Fund holds an equity interest in a partnership, the partnership’s assets and operations may affect the Fund’s ability to qualify as a REIT, even if the Fund may have no control, or only limited influence, over the partnership.

Entity Classification

Investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association taxable as a corporation for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of the Fund’s assets and items of gross income would change and could preclude the Fund from satisfying the REIT asset tests or the gross income tests, and in turn could prevent the Fund from qualifying as a REIT. In addition, any change in the status of any of these partnerships for tax purposes might be treated as a taxable event, in which case the Fund could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-37

generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

State, Local and Foreign Taxes

The Fund may be subject to state, local or foreign taxation in various jurisdictions, including those in which the Fund and its subsidiaries transact business, own property or reside. The state, local or foreign tax treatment of the Fund may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by the Fund would not pass through to Shareholders to be credited against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in the Fund.

Taxation of Shareholders

The following is a summary of certain additional U.S. federal income tax considerations with respect to the ownership of Shares of the Fund.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of Shares of the Fund that for U.S. federal income tax purposes is:

•       a citizen or resident of the U.S.;

•       a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any of its states or the District of Columbia;

•       an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•       a trust if: (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Shares of the Fund, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners in a partnership that will hold Shares of the Fund should consult their tax advisors regarding the consequences of the purchase, ownership and disposition of Shares by the partnership.

Taxation of U.S. Shareholders on Distributions on Shares.    As long as the Fund qualifies as a REIT, a taxable U.S. shareholder generally must take into account as ordinary income distributions made out of the Fund’s current or accumulated earnings and profits that the Fund does not designate as capital gain dividends or qualified dividend income. U.S. Shareholders are treated as having received any dividends that are reinvested pursuant to the Fund’s DRIP.

Dividends paid to corporate U.S. Shareholders will not qualify for the dividends-received deduction generally available to corporations. In addition, dividends paid to a non-corporate U.S. shareholder generally will not qualify for the 20% maximum tax rate currently applicable for “qualified dividend income.” However, the reduced tax rate for qualified dividend income will apply to the Fund’s ordinary dividends to the extent attributable: (i) to dividends received by the Fund from non-REIT corporations, such as TRSs; and (ii) to income upon which the Fund has paid corporate income tax (e.g., to the extent that the Fund distributes less than 100% of its taxable income). In addition, for taxable years beginning before January 1, 2026, non-corporate U.S. holders will be entitled to deduct up to 20% of “qualified REIT dividends” (i.e., dividends other than capital gain dividends and dividends attributable to “qualified dividend income” received by the Fund) they receive. The amount of

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the deduction may be up to 20% of the amount of the non-corporate U.S. holder’s aggregate qualified dividend income, but may be less than 20% of the amount of the U.S. holder’s qualified REIT dividends if the U.S. holder has losses from publicly traded partnerships or the U.S. holder’s taxable income, not taking into account net capital gain, is less than the amount of the U.S. holder’s qualified REIT dividends. Additionally, under Treasury Regulations, in order for a REIT dividend with respect to a share of REIT stock to be treated as a qualified REIT dividend, the U.S. holder (i) must have held the share for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend and (ii) cannot have been under an obligation to make related payments with respect to positions in substantially similar or related property, e.g., pursuant to a short sale.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that the Fund designates as capital gain dividends without regard to the period for which the U.S. shareholder has held its Shares. See “— Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

The Fund may elect to retain and pay income tax on its net long-term capital gain. In that case, to the extent that the Fund designates such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of its undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax the Fund paid. The U.S. shareholder would increase the basis in its Shares by the amount of its proportionate share of the Fund’s undistributed long-term capital gain, minus its share of the tax the Fund paid.

To the extent that the Fund makes a distribution in excess of its current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder’s Shares. Instead, such distribution will reduce the adjusted tax basis of such Shares. To the extent that the Fund makes a distribution in excess of both its current and accumulated earnings and profits and the U.S. shareholder’s adjusted tax basis in its Shares, such shareholder will recognize long-term capital gain, or short-term capital gain if the Shares have been held for one year or less, assuming the Shares are capital assets in the hands of the U.S. shareholder.

If the Fund declares a distribution in October, November, or December of any year that is payable to Shareholders of record on a specified date in any such month, such distribution shall be treated as both paid by the Fund and received by the U.S. shareholder on December 31 of such year, provided that the Fund actually pays the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of a REIT’s net operating losses or capital losses. Instead, the REIT carries over such losses for potential offset against its future income.

Dividends from the Fund and gain from the disposition of Shares of the Fund will not be treated as passive activity income, and, therefore, Shareholders generally will not be able to apply any “passive activity losses” to offset income they derive from Shares of the Fund, against such income. Similarly, dividends from the Fund and gains from the disposition of Shares of the Fund cannot be offset with “excess business losses.” In addition, taxable distributions from the Fund and gain from the disposition of its Shares of generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 20% tax rate applicable to capital gains of U.S. Shareholders taxed at individual rates). The Fund will notify Shareholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Shares

In general, a U.S. shareholder’s gain or loss realized upon a taxable disposition of Shares of the Fund will be long-term capital gain or loss if the U.S. shareholder has held the Shares for more than one year and, if not, as short-term capital gain or loss. However, any loss upon a sale or exchange of the Shares held by such shareholder for six months or less will be treated as a long-term capital loss to the extent of any actual or deemed distributions from the Fund that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the Shares may be disallowed if the U.S. shareholder purchases other Shares within 30 days before or after the disposition.

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A repurchase of Shares of the Fund will be treated as a distribution in exchange for the repurchased Shares and taxed in the same manner as any other taxable sale or other disposition of Shares discussed above, provided that the repurchase satisfies one of the tests enabling the repurchase to be treated as a sale or exchange. A repurchase will generally be treated as a sale or exchange if it (i) results in a complete termination of the Shareholder’s interest in the Fund, (ii) results in a substantially disproportionate repurchase with respect to the Shareholder, or (iii) is not essentially equivalent to a dividend with respect to the Shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in the Code, generally must be taken into account. The sale of Shares pursuant to a repurchase generally will result in a “substantially disproportionate” repurchase with respect to a Shareholder if the percentage of the then outstanding voting Shares of the Fund owned by the Shareholder immediately after the sale is less than 80% of the percentage of the voting Shares of the Fund owned by the Shareholder determined immediately before the sale. The sale of common Shares pursuant to a repurchase generally will be treated as not “essentially equivalent to a dividend” with respect to a Shareholder if the reduction in the Shareholder’s proportionate interest in Shares of the Fund as a result of the repurchase constitutes a “meaningful reduction” of such Shareholder’s interest. Prospective investors are encouraged to consult with their tax advisors regarding the treatment of repurchases of Shares of the Fund.

Capital Gains and Losses.    The maximum tax rate on long-term capital gain applicable to U.S. Shareholders taxed at individual rates currently is generally 20%. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25% computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation. With respect to distributions that the Fund designates as capital gain dividends and any retained capital gain that the Fund is deemed to distribute, the Fund generally may designate whether such a distribution is taxable to non-corporate Shareholders at a 20% or 25% rate. A non-corporate taxpayer’s ability to deduct capital losses is limited by the Code.

Medicare Tax on Unearned Income.    High-income U.S. individuals, estates and trusts are subject to an additional 3.8% tax on net investment income. For these purposes, net investment income includes dividends and gains from sales of Shares. In the case of an individual, the tax will be 3.8% of the lesser of: (i) the individual’s net investment income; or (ii) the excess of the individual’s modified adjusted gross income over (a) $250,000 in the case of a married individual filing a joint return or a surviving spouse, (b) $125,000 in the case of a married individual filing a separate return or (c) $200,000 in the case of a single individual.

Taxation of Tax-Exempt Shareholders

Provided that a tax-exempt holder has not held its Shares of the Fund as “debt-financed property” within the meaning of the Code and the Fund’s Shares are not being used in an unrelated trade or business, dividend income from the Fund generally will not be unrelated business taxable income (“UBTI”) to a tax-exempt holder. Similarly, income from the sale of the Fund’s Shares will not constitute UBTI unless the tax-exempt holder has held its Shares in the Fund as debt-financed property within the meaning of the Code or has used the Shares in a trade or business.

Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from U.S. federal income taxation, or a tax-exempt single parent title-holding corporation the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our Shares will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

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A REIT is a “pension-held REIT” if it meets the following two tests:

•       it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

•       either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension-held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts).

Taxation of Non-U.S. Shareholders

The term “non-U.S. shareholder” means a holder of Shares of the Fund that is not a U.S. shareholder, as defined above. The rules governing U.S. federal income taxation of non-U.S. Shareholders are complex. This section is only a summary of such rules. Non-U.S. Shareholders are urged to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the ownership of Shares of the Fund, including any reporting requirements.

Ordinary Dividends.    A non-U.S. shareholder that receives a distribution that is not attributable to gain from the Fund’s sale or exchange of a “United States real property interest”, or a USRPI, and that the Fund does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that the Fund pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. If a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. The Fund plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either a lower treaty rate applies and the non-U.S. shareholder furnishes to the Fund an appropriate IRS Form W-8 evidencing eligibility for that reduced rate, or the non-U.S. shareholder furnishes to the Fund an IRS Form W-8ECI claiming that the distribution is effectively connected income. Such withholding tax would reduce the number of Shares a non-U.S. shareholder that participates in the Fund’s DRIP would receive.

Capital Gain Dividends.    For any year in which the Fund qualifies as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in “United States real property holding corporations” but does not include interests solely as a creditor and, accordingly, does not include a debt instrument that does not provide for contingent payments based on the value of, or income from, real property interests. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. Shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. There is a special 21% withholding rate for distributions to non-U.S. Shareholders attributable to the REIT’s gains from dispositions of USRPIs. A non-U.S. shareholder may receive a credit against its tax liability for the amount the Fund withholds.

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-41

Capital gain dividends that are attributable to sales of USRPIs would be treated as ordinary dividends rather than as gain from the sale of a USRPI, if: (i) the Fund’s Shares are “regularly traded” on an established securities market in the United States; and (ii) the non-U.S. shareholder did not own more than 10% of the Fund’s Shares at any time during the one-year period prior to the distribution. Such distributions would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. The Fund’s Shares are not regularly traded on an established securities market in the United States, and there is no assurance that they ever will be.

Capital gain dividends that are not attributable to sales of USRPIs, e.g., distributions of gains from sales of debt instruments that are not USRPIs, generally will not be taxable to non-U.S. Shareholders or subject to withholding tax.

Non-Dividend Distributions.    A non-U.S. shareholder will not incur tax on a distribution in excess of the Fund’s current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its Shares. Instead, the excess portion of such distribution will reduce the adjusted basis of such Shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both the Fund’s current and accumulated earnings and profits and the adjusted basis of its Shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its Shares, as described below. Because the Fund generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on an ordinary dividend. However, a non-U.S. shareholder may claim a refund of amounts that the Fund withholds if the Fund later determine that a distribution in fact exceeded its current and accumulated earnings and profits.

The Fund may be required to withhold 15% of any distribution that exceeds the Fund’s current and accumulated earnings and profits if Shares of the Fund are a USRPI. Consequently, although the Fund intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%.

Dispositions of Shares.    A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of Shares of the Fund as long as the Fund: (i) is not a “United States real property holding corporation”, or USRPHC during a specified testing period and certain procedural requirements are satisfied; or (ii) is a domestically controlled qualified investment entity. A USRPHC is a U.S. corporation that at any time during the applicable testing period owned USRPIs that exceed in value 50% of the value of the corporation’s USRPIs, interests in real property located outside the United States, and other assets used in the corporation’s trade or business. Depending on the nature of the Fund’s investments, the Fund may be a USRPHC. The Fund believes that it will be a domestically controlled qualified investment entity, but the Fund cannot assure investors that it could substantiate that it is and has been a domestically controlled qualified investment entity at any particular time.

Even if the Fund were a USRPHC and not a domestically controlled qualified investment entity, a non-U.S. shareholder that owned, actually or constructively, 10% or less of the Fund’s Shares at all times during a specified testing period would not incur tax under FIRPTA if Shares of the Fund are “regularly traded” on an established securities market. Shares of the Fund are currently not regularly traded on an established securities market in the United States, and there is no assurance that they ever will be.

If the gain on the sale of Shares of the Fund were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. Shareholders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of such Shares would be required to withhold 15% of the purchase price and remit such amount to the IRS. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if: (i) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain; or (ii) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

S-42	FORUM REAL ESTATE INCOME FUND

Special FIRPTA rules apply to “qualified shareholders” and “qualified foreign pension funds” as defined in the Code.

A repurchase of Shares of the Fund that is not treated as a sale or exchange will be taxed in the same manner as distributions under the rules described above. See “— Taxation of U.S. Shareholders on the Disposition of Shares” for a discussion of when a repurchase will be treated as a sale or exchange and related matters. A repurchase of Shares of the Fund generally will be subject to tax under FIRPTA to the extent the distribution in the repurchase is attributable to gains from the Fund’s dispositions of U.S. real property interests. To the extent the distribution is not attributable to gains from the Fund’s dispositions of U.S. real property interests and is treated as a sale or exchange of Shares of the Fund, the excess of the amount of money received in the repurchase over the non-U.S. holder’s basis in the repurchased Shares will be treated like a taxable disposition described in the previous paragraph. The IRS has released an official notice stating that repurchase payments may be attributable to gains from dispositions of U.S. real property interests (except when the 10% publicly traded exception would apply), but has not provided any guidance to determine when and what portion of a repurchase payment is a distribution that is attributable to gains from the Fund’s dispositions of U.S. real property interests. Due to the uncertainty, the Fund may withhold at the 21% rate from all or a portion of repurchase payments to non-U.S. holders other than qualified Shares or qualified foreign pension funds. To the extent the amount of tax the Fund withholds exceeds the amount of a non-U.S. holder’s U.S. federal income tax liability, the non-U.S. holder may file a U.S. federal income tax return and claim a refund.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% is required on dividends paid in respect of the Shares to certain foreign financial institutions (including investments funds), unless such institution enters into an agreement with the Secretary of the Treasury (or alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to report, on an annual basis, information with respect to Shares in, and accounts maintained by, the institution to the extent such Shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which the Fund’s Shares are held may affect the determination of whether such withholding is required. Similarly, dividends paid in respect of the Fund’s Shares to an investor that is a passive non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the Fun that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which the Fun will in turn provide to the Secretary of the Treasury. While withholding under FATCA would also have applied to payments of gross proceeds from the disposition of stock after December 31, 2018, proposed Treasury Regulations eliminate FATCA withholding on gross proceeds payments. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Information Reporting Requirements and Backup Withholding.    The Fund will report to Shareholders and to the IRS the amount of distributions the Fund pays during each calendar year and the amount of tax the Fund withholds, if any. Under the backup withholding rules, a Shareholder may be subject to backup withholding at the rate of 28% with respect to distributions, unless such Shareholder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A Shareholder who does not provide the Fund with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the Shareholder’s income tax liability.

Brokers that are required to report the gross proceeds from a sale of Shares on Form 1099-B will also be required to report the customer’s adjusted basis in the Shares and whether any gain or loss with respect to the Shares is long-term or short-term. In some cases, there may be alternative methods of determining the basis in Shares that are disposed of, in which case the shareholder’s broker will apply a default method of its choosing if the shareholder does not indicate which method to apply. Shareholders should consult with their own tax advisor regarding the reporting requirements and their election options.

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-43

If the Fund takes an organizational action such as a stock split, merger or acquisition that affects the tax basis of Shares of covered stock or even make distributions that exceed its current or accumulated earning and profits, it will report to each shareholder and the IRS (or post on its website) a description of the action and the quantitative effect of that action on the tax basis of the applicable Shares.

Shareholders are encouraged to consult their tax advisors regarding the application of the information reporting rules discussed above, to their investment in Shares of the Fund.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review. No assurance can be given as to whether, when or in what form, the U.S. federal income tax laws applicable to the Fund and its Shareholders may be changed, possibly with retroactive effect. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in Shares of the Fund.

THE SUMMARY OF FEDERAL TAX CONSIDERATIONS SET FORTH ABOVE IS NOT INTENDED TO BE A COMPLETE SUMMARY OF THE TAX CONSEQUENCES OF AN INVESTMENT IN THE FUND. EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR CONCERNING THE TAX CONSIDERATIONS OF AN INVESTMENT IN THE FUND.

S-44	FORUM REAL ESTATE INCOME FUND

OTHER INFORMATION

Each Share represents a proportional interest in the assets of the Fund. Each Share has one vote at Shareholder meetings, with fractional Shares voting proportionally, on matters submitted to the vote of Shareholders. There are no cumulative voting rights. Shares do not have pre-emptive or conversion or redemption provisions. In the event of a liquidation of the Fund, Shareholders are entitled to share pro rata in the net assets of the Fund available for distribution to Shareholders after all expenses and debts have been paid.

Transfer Agent

UMB Fund Services Inc., located at 235 W Galena Street, Milwaukee, WI 53212-3948, serves as transfer agent pursuant to a transfer agency agreement between it and the Fund.

Legal Counsel

Morrison & Foerster LLP, 370 17th Street, Suite 4200, Denver, CO 80218, acts as counsel to the Fund.

Custodian

UMB Bank, N.A. serves as the primary custodian of the Fund’s assets, and may maintain custody of the Fund’s assets with domestic and foreign subcustodians (which may be banks, trust companies, securities depositories and clearing agencies) approved by the Board. Assets of the Fund are not held by the Adviser or commingled with the assets of other accounts other than to the extent that securities are held in the name of a custodian in a securities depository, clearing agency or omnibus customer account of such custodian. The Custodian’s principal business address is 928 Grand Boulevard, 10th Floor, Kansas City, MO 64106.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CohnReznick LLP is the independent registered public accounting firm for the Fund and has audited the Fund’s financial statements. CohnReznick LLP is located at 1 South Wacker Drive, Chicago, IL 60606.

FINANCIAL STATEMENTS

The audited financial statements, including the financial highlights, and related report of CohnReznick LLP, independent registered public accounting firm, appearing in the Fund’s Annual Report to Shareholders for the fiscal year ended December 31, 2024, which are filed electronically with the SEC, are incorporated by reference and made part of this SAI. You may request a copy of the Fund’s Annual Reports and Semi-Annual Reports at no charge by calling the Fund toll free at 888-267-1456.

SAI Dated April 30, 2025, as supplemented June 30, 2025	S-45

APPENDIX A:
PROXY VOTING POLICIES AND PROCEDURES
Forum Real Estate Income Fund

Proxy Voting Policy and Procedures

The Forum Real Estate Income Fund (the “Fund”) has adopted the following Proxy Voting Policy and Procedures (the “Fund’s Policy”), as set forth below, in recognition of the fact that proxy voting is an important component of investment management and must be performed in a dutiful and purposeful fashion in order to advance the best interests of the Fund’s Shareholders.

Shareholders of the Fund expect the Fund to vote proxies received from issuers whose voting securities are held by the Fund. The Fund exercises its voting responsibilities as a fiduciary, with the goal of maximizing the value of the Fund and its shareholder’s investments. Forum Capital Advisers LLC (the “Adviser”) and whenever applicable Nuveen Asset Management LLC (the “Sub-Adviser”) will seek to ensure that proxies are voted in the best interests of the Fund and its Shareholders except where the Fund may be required by law to vote proxies in the same proportion as the vote of all other Shareholders (i.e., “echo vote”).

Delegation of Proxy Voting to the Adviser and Sub-Adviser

The Adviser and/or Sub-Adviser shall vote all proxies relating to securities held by the Fund and, in that connection subject to any further policies and procedures contained herein, shall use proxy voting policies and procedures (“Proxy Policy”) adopted by the Adviser/Sub-Adviser in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“1940 Act”).

Disclosure of Proxy Voting Policy and Procedure in the Fund’s Statement of Additional Information (“SAI”) and Annual Report to Shareholders

The Fund shall include in its annual report to Shareholders on Form N-CSR, and in any SAI filed with the Securities and Exchange Commission (“SEC”) in connection with a registration statement on Form N-2 a summary of the Proxy Policy. In lieu of including a summary of policy, the Fund may include the policy in full.

Material Conflicts of Interest

If (i) the Adviser/Sub-Adviser knows that a vote presents a material conflict between the interests of: (a) Shareholders of the Fund, and (b) the Adviser/Sub-Adviser or any of its affiliated persons; and (ii) the Adviser/Sub-Adviser proposes to vote on the particular issue in the manner not prescribed by its Proxy Policy, then the Adviser/Sub-Adviser will follow the material conflict of interest procedures set forth in the Adviser/Sub-Adviser’s Proxy Policy when voting such proxies.

Adviser, Sub-Adviser and Fund CCO Responsibilities

The Fund has delegated proxy voting authority with respect to the Fund’s portfolio securities to the Adviser and Sub-Adviser, as set forth above. Consistent with this delegation, the Adviser and Sub-Adviser are responsible for the following:

•         Implementing written policies and procedures, in compliance with Rule 206(4)-6 under the 1940 Act, reasonably designed to ensure that the Adviser and/or Sub-Adviser votes portfolio securities in the best interest of Shareholders of the Fund owning the portfolio securities voted.

•         Providing to the Fund’s Chief Compliance Officer (“CCO”) a summary of the material changes to a Proxy Policy during the period covered by the CCO’s annual compliance report to the Board, and a redlined copy of such Proxy Policy as applicable.

SAI Dated April 30, 2025, as supplemented June 30, 2025	APPENDIX A-1

The CCO shall review all Proxy Policies at least annually to ensure that they are in compliance with Rule 206(4)-6 under the Advisers Act and appear reasonably designed to ensure that the Adviser and Sub-Adviser votes portfolio securities in the best interest of Shareholders of the Funds owning the portfolio securities voted.

Review Responsibilities

The Adviser or Sub-Adviser may retain a proxy-voting service to coordinate, collect, and maintain all proxy-related information.

If the Adviser or Sub-Adviser retains a proxy-voting service, the Adviser/Sub-Adviser will review the Fund’s voting records maintained by the service provider, select a sample of proxy votes from those submitted, and examine them against the proxy voting service files for accuracy of the votes at least annually in regard to adhering to foregoing policy guidelines.

Preparation and Filing of Proxy Voting Record on Form N-PX

The Fund will file its complete proxy voting record with the SEC on Form N-PX annually by August 31 of each year.

The Fund’s Administrator will be responsible for the oversight and completion of the filing of Form N-PX with the SEC. The Fund’s Administrator will file Form N-PX for each twelve-month period ended June 30, and the filing for each year will be made with the SEC on or before August 31 of that year.

Recordkeeping

Documentation of all votes for the Fund will be maintained by the Adviser and/or through a third-party proxy voting service.

APPENDIX A-2	FORUM REAL ESTATE INCOME FUND

APPENDIX B:
SUB-ADVISER’S PROXY VOTING POLICIES AND PROCEDURES

Nuveen Proxy Voting Policy

Policy Purpose and Statement

Proxy voting is the primary means by which Shareholders may influence a publicly traded company’s governance and operations and thus create the potential for value and positive long-term investment performance. When an SEC registered investment adviser has proxy voting authority, the adviser has a fiduciary duty to vote proxies in the best interests of its clients and must not subrogate its clients’ interests to its own. In their capacity as fiduciaries and investment advisers, Nuveen Asset Management, LLC (“NAM”), Teachers Advisors, LLC (“TAL”) and TIAA-CREF Investment Management, LLC (“TCIM”), (each an “Adviser” and, collectively, the “Advisers”), vote proxies for the Portfolio Companies held by their respective clients, including investment companies and other pooled investment vehicles, institutional and retail separate accounts, and other clients as applicable. The Advisers have adopted this Policy, the Nuveen Proxy Voting Guidelines, and the Nuveen Proxy Voting Conflicts of Interest Policy for voting the proxies of the Portfolio Companies they manage. The Advisers leverage the expertise and services of an internal group referred to as Nuveen’s Stewardship Group to administer the Advisers’ proxy voting. The Stewardship Group adheres to the Advisers’ Proxy Voting Guidelines which are reasonably designed to ensure that the Advisers vote client securities in the best interests of the Advisers’ clients.

Applicability

This Policy applies to employees of Nuveen acting on behalf of Nuveen Asset Management, LLC, (“NAM”), Teachers Advisors, LLC, (“TAL”) and TIAA-CREF Investment Management, LLC (“TCIM”), each an “Adviser” and collectively referred to as the “Advisers”

Policy Statement

Proxy voting is a key component of a Portfolio Company’s corporate governance program and is the primary method for exercising shareholder rights and influencing the Portfolio Company’s behavior. Nuveen makes informed voting decisions in compliance with Rule 206(4)-6 (the “Rule”) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and applicable laws and regulations, (e.g., the Employee Retirement Income Security Act of 1974, “ERISA”).

Enforcement

As provided in the TIAA Code of Business Conduct, all employees are expected to comply with applicable laws and regulations, as well as the relevant policies, procedures and compliance manuals that apply to Nuveen’s business activities. Violation of this Policy may result in disciplinary action up to and including termination of employment.

SAI Dated April 30, 2025, as supplemented June 30, 2025	Appendix B-1

Terms and Definitions

Advisory Personnel includes the Adviser’s portfolio managers and research analysts.

Proxy Voting Guidelines (the ‘’Guidelines’’) are a set of pre-determined principles setting forth the manner in which the Advisers intend to vote on specific voting categories, and serve to assist clients, Portfolio Companies, and other interested parties in understanding how the Advisers intend to vote on proxy-related matters. The Guidelines are not exhaustive and do not necessarily dictate how the Advisers will ultimately vote with respect to any proposal or resolution. While the Guidelines are developed, maintained, and implemented by the Stewardship Group, and reviewed by the Nuveen Proxy Voting Committee, the portfolio managers of the Advisers maintain the ultimate decision-making authority with respect to how proxies will be voted.

Portfolio Company includes any publicly traded operating company held in an account that is managed by an Adviser. For the avoidance of doubt, Portfolio Company excludes investment companies.

Policy Requirements

Investment advisers, in accordance with the Rule, are required to (i) adopt and implement written policies and procedures that are reasonably designed to ensure that proxies are voted in the best interest of clients, and address resolution of material conflicts that may arise, (ii) describe their proxy voting procedures to their clients and provide copies on request, and (iii) disclose to clients how they may obtain information on how the Advisers voted their proxies.

The Nuveen Proxy Voting Committee (the “Committee”), the Advisers, the Stewardship Group and Nuveen Compliance are subject to the respective requirements outlined below under Roles and Responsibilities.

Although it is the general policy to vote all applicable proxies received in a timely fashion with respect to securities selected by an Adviser for current clients, the Adviser may refrain from voting in certain circumstances where such voting would be disadvantageous, materially burdensome or impractical, or otherwise inconsistent with the overall best interest of clients.

Roles and Responsibilities

Nuveen Proxy Voting Committee

The purpose of the Committee is to establish a governance framework to oversee the proxy voting activities of the Advisers in accordance with the Policy. The Committee’s voting members will be comprised from Research, the Advisers, and the Stewardship Group. Non-voting members will be comprised from Nuveen Legal, Nuveen Compliance, Nuveen Advisory Product, and Nuveen Investment Risk. The Committee may invite others on a standing, routine and/or an ad hoc basis to attend Committee meetings. The CCOs of CREF/TC Funds and the Nuveen Funds shall be standing, non-voting invitees. The Committee has delegated responsibility for the implementation and ongoing administration of the Policy to the Stewardship Group, subject to the Committee’s ultimate oversight and responsibility as outlined in the Committee’s Proxy Voting Charter.

Advisers

1.        Advisory Personnel maintain the ultimate decision-making authority with respect to how proxies will be voted, unless otherwise instructed by a client, and may determine to vote contrary to the Guidelines and/or a vote recommendation of the Stewardship Group if such Advisory Personnel determines it is in the best interest of the Adviser’s clients to do so. The rationale for all such contrary vote determinations will be documented and maintained.

2.        When voting proxies for different groups of client accounts, Advisory Personnel may vote proxies held by the respective client accounts differently depending on the facts and circumstances specific to such client accounts. The rationale for all such vote determinations will be documented and maintained.

3.        Advisory Personnel must comply with the Nuveen Proxy Voting Conflicts of Interest Policy with respect to potential material conflicts of interest.

APPENDIX B-2	FORUM REAL ESTATE INCOME FUND

Nuveen Stewardship Group

1.        Performs day-to-day administration of the Advisers’ proxy voting processes.

2.        Seeks to vote proxies in adherence to the Guidelines, which have been constructed in a manner intended to align with the best interests of clients. In applying the Guidelines, the Stewardship Group, on behalf of the Advisers, takes into account several factors, including, but not limited to:

•           Input from Advisory Personnel

•           Third party research

•           Specific Portfolio Company context, including environmental, social and governance practices, and financial performance.

3.        Assists in the development of securities lending recall protocols in cooperation with the Securities Lending Committee.

4.        Performs Form N-PX filings in accordance with regulatory requirements.

5.        Delivers copies of the Advisers’ Policy to clients and prospective clients upon request in a timely manner, as appropriate.

6.        Assists with the disclosure of proxy votes as applicable on corporate websites and elsewhere as required by applicable regulations.

7.        Prepares reports of proxies voted on behalf of the Advisers’ investment company clients to their Boards or committees thereof, as applicable.

8.        Performs an annual vote reconciliation for review by the Committee.

9.        Arranges the annual service provider due diligence, including a review of the service provider’s potential conflicts of interests, and presents the results to the Committee.

10.     Facilitates quarterly Committee meetings, including agenda and meeting minute preparation.

11.     Complies with the Nuveen Proxy Voting Conflicts of Interest Policy with respect to potential material conflicts of interest.

12.     Creates and retains certain records in accordance with Nuveen’s Record Management program.

13.     Oversees the proxy voting service provider with respect to its responsibilities, including making and retaining certain records as required under applicable regulation.

Nuveen Compliance

1.        Seeks to ensure proper disclosure of Advisers’ Policy to clients as required by regulation or otherwise.

2.        Seeks to ensure proper disclosure to clients of how they may obtain information on how the Advisers voted their proxies.

3.        Assists the Stewardship Group with arranging the annual service provider due diligence and presenting the results to the Committee.

4.        Monitors for compliance with this Policy and retains records relating to its monitoring activities pursuant to Nuveen’s Records Management program.

Nuveen Legal

1.        Provides legal guidance as requested.

Governance

Review and Approval

This Policy will be reviewed at least annually and will be updated sooner if substantive changes are necessary. The Policy Owner, the Committee and the NEFI Compliance Committee are responsible for the review and approval of this Policy.

Implementation

Nuveen has established the Committee to provide centralized management and oversight of the proxy voting process administered by the Stewardship Group for the Advisers in accordance with its Proxy Voting Committee Charter and this Policy.

SAI Dated April 30, 2025, as supplemented June 30, 2025	Appendix B-3

Exceptions

Any request for a proposed exception or variation to this Policy will be submitted to the Committee for approval and reported to the appropriate governance committee(s), where appropriate.

Related Documents

•           Nuveen Proxy Voting Committee Charter

•           Nuveen Proxy Voting Guidelines

•           Nuveen Proxy Voting Conflicts of Interest Policy and Procedures

•           Nuveen Policy Statement on Responsible Investing

Policy Adoption Date	February 3, 2020
Effective Date of Current Policy/Last Date Reviewed	July 29, 2024
Governance	NEFI Compliance Committee
Policy Owner	Nuveen Proxy Voting Committee
Policy Leader	Nuveen Compliance

G-3826755P-E0824W

APPENDIX B-4	FORUM REAL ESTATE INCOME FUND